UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dun & Bradstreet Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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dun & bradstreet

April 29, 2021

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Dun & Bradstreet Holdings, Inc. In recognition of the ongoing COVID-19 pandemic, the meeting will be held virtually on June 17, 2021 at 11:00 a.m., Eastern Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

- Who can vote; and
- The different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the virtual annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

In 2020, our country and the world found itself in the beginning of what continues to be a significant battle against COVID-19. Our priority has been the health and safety of our employees and their families, our customers, and our communities, as well as those of our subsidiaries. Today, I hope our shareholders and other stakeholders, as well as our Dun & Bradstreet family, are all safe and well. During what has been a year of much uncertainty, I am very proud of the work the Dun & Bradstreet team has accomplished.

Dun & Bradstreet has a long history of delivering strong operating results and investment returns to our shareholders. Our successful operating model is reinforced by our approach to Environmental, Social and Governance (ESG) factors across our company. In 2020, we continued to enhance our ESG efforts and have shared these initiatives in detail in the Corporate Responsibility section of this Proxy Statement.

On behalf of the board of directors, I thank you for your support.

Sincerely,
Anthony M. Jabbour
Chief Executive Officer

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To the Shareholders of Dun & Bradstreet Holdings, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Shareholders of Dun & Bradstreet Holdings, Inc. will be held via live webcast on June 17, 2021 at 11:00 a.m. Eastern Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/DNB2021 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m. Eastern Time. Please note that there will not be a physical location for the 2021 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to submit questions. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of COVID-19. The meeting is being held in order to:

1.	Elect three Class I directors to serve until the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers;

3.	Select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we solicit future non-binding advisory votes on the compensation paid to our named executive officers; and

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set April 20, 2021 as the record date for the meeting. This means that owners of Dun & Bradstreet Holdings, Inc. common stock at the close of business on that date are entitled to:

•	Receive notice of the meeting; and

•	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting. However, even if you plan to attend the annual meeting virtually, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone or by mailing the enclosed proxy card.Instructions for our registered shareholders are described under the question “How do I vote?” on page 3 of the proxy statement.

Sincerely,

Colleen E. Haley

Corporate Secretary
Short Hills, NJ

April 29, 2021

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

TABLE OF CONTENTS

1	General Information About the Company
3	General Information About the Annual Meeting
8	Corporate Governance and Related Matters
21	Certain Information About Our Directors
29	Proposal No. 1: Election of Directors
30	Certain Information About Our Executive Officers
31	Compensation Discussion and Analysis and Executive and Director Compensation
52	Executive Compensation
65	Proposal No. 2: Advisory Vote on Executive Compensation
66	Proposal No. 3: Advisory Vote on the Frequency of Say-on-Pay Votes
67	Proposal No. 4: Ratification of Independent Registered Public Accounting Firm
70	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
73	Certain Relationships and Related Transactions
76	Delinquent Section 16(a) Reports
77	Shareholder Proposals
77	Other Matters
78	Available Information
79	Appendix A

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Dun & Bradstreet Holdings, Inc., which we refer to as Dun & Bradstreet, DNB or the Company, for use at the Annual Meeting of Shareholders to be held on June 17, 2021 at 11:00 a.m. Eastern Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 29, 2021 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 101 JFK Parkway, Short Hills, New Jersey 07078, and its telephone number at that address is (973) 921-5500.

GENERAL INFORMATION

ABOUT THE COMPANY

We are a leading global provider of business decisioning data and analytics. Our mission is to deliver a global network of trust, enabling clients to transform uncertainty into confidence, risk into opportunity and potential into prosperity. Clients embed our trusted, end-to-end solutions into their daily workflows to inform commercial credit decisions, confirm suppliers are financially viable and compliant with laws and regulations, enhance salesforce productivity and gain visibility into key markets. Our solutions support our clients’ mission critical business operations by providing proprietary and curated data and analytics to help drive informed decisions and improved outcomes.

We are differentiated by the scale, depth, diversity and accuracy of our constantly expanding business database, known as our Data Cloud, that contains comprehensive information on more than 420 million total businesses as of December 31, 2020. Access to longitudinal curated data is critical for global commerce, and with only a small percentage of the world’s businesses filing public financial statements, our data is a trusted source for reliable information about both public and private businesses. By building such a set of data over time, we were able to establish a unique identifier that creates a single thread connecting related corporate entities allowing our clients to form a holistic view of an enterprise. This unique identifier, which we refer to as the D-U-N-S Number, is a corporate “fingerprint” or “Social Security Number” of businesses. We believe that we are the only scale provider to possess both worldwide commercial credit data and comprehensive public records data that are linked together by a unique identifier allowing for an accurate assessment of public and private businesses globally.

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Our Finance & Risk solutions are used in the critical decisioning processes of finance, risk, compliance and procurement departments worldwide. Our Sales & Marketing solutions combine firmographic, personal contact, intent and non-traditional, or alternative data, such as foot traffic, website usage, social media posts, online browsing activity and shipping trackers, to assist clients in optimizing their sales and marketing strategy by cleansing customer relationship management (CRM) data and narrowing their focus and efforts on the highest probability prospects. We leverage these differentiated capabilities to serve a broad set of clients across multiple industries and geographies. As of December 31, 2020, we have a global client base of approximately 137,000, including some of the largest companies in the world.

Our Transformation. Over the course of our history, our subsidiary The Dun & Bradstreet Corporation earned a privileged position of leadership and trust within the industries we serve. However, over the past decade, operational and execution issues led to stagnant revenue growth and declining profitability. An investor consortium led by William P. Foley, II at Bilcar, LLC (Bilcar), Thomas H. Lee Partners, L.P. (THL), Cannae Holdings, Inc. (Cannae), Black Knight, Inc. (Black Knight) and CC Capital Partners, LLC (CC Capital and together with Bilcar, THL, Cannae and Black Knight, the Investor Consortium) identified an opportunity to unlock DNB’s potential.

On August 8, 2018, the Investor Consortium formed a Delaware limited partnership, Star Parent, L.P. (Star Parent) and Star Merger Sub, Inc. (Merger Sub), and subsequently formed subsidiaries including Dun & Bradstreet Holdings, Inc. Also on August 8, 2018, Dun & Bradstreet Corporation (Old DNB) entered into an Agreement and Plan of Merger (the Merger Agreement) with Parent and Merger Sub. On February 8, 2019, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Old DNB with Old DNB continuing as the surviving corporation. We refer to this transaction as the Take-Private Transaction.

Following the Take-Private Transaction, Mr. Foley and the rest of the Investor Consortium immediately brought in a new executive leadership team, including our Chief Executive Officer Anthony M. Jabbour, our President Dr. Stephen C. Daffron, our Chief Financial Officer Bryan T. Hipsher, and our Chief Legal Officer Joe A. Reinhardt III. The executive leadership team brings extensive experience and a proven track record of driving long-term shareholder value creation through transformation and growth initiatives.

The senior leadership team immediately commenced a comprehensive transformation to improve and revitalize our business for long-term success. They saw significant opportunity to create value by transforming the organization and improving the platform with new business unit leaders, enhanced technology and data, solution innovation and a client-centric go-to- market strategy.

Following the success of our transformation, on July 6, 2020, we completed an initial public offering (the IPO) of 90,047,612 shares of our common stock, par value $0.0001 per share at a public offering price of $22.00 per share. Immediately subsequent to the closing of the IPO, we also completed a private placement of 18,458,700 shares of common stock at a price per share equal to 98.5% of the IPO price, or $21.67 per share.

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GENERAL INFORMATION

ABOUT THE VIRTUAL ANNUAL MEETING

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on April 20, 2021, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of common stock as of the close of business on April 20, 2021 are entitled to vote. As of the close of business on that day, 431,438,527 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your shares of common stock through a broker, bank or other holder of record, you are considered a “beneficial owner,” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

What shares are covered by the proxy card?

The proxy card covers all shares of common stock held by you of record (i.e., shares registered in your name).

How do I vote?

You may vote using any of the following methods:

•	At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How do I access the virtual annual meeting? Who may attend?” for additional information on how to vote at the annual meeting.

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•	By proxy. There are three ways to vote by proxy:

–	By mail, using the enclosed proxy card and return envelope;

–	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

–	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, our Chief Legal Officer and our Corporate Secretary, and each of them, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider three proposals at the annual meeting:

•	Proposal No. 1 asks you to elect three Class I directors to serve until the 2022 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers.

•	Proposal No. 3 asks you to select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we solicit future non-binding advisory votes on the compensation paid to our named executive officers.

•	Proposal No. 4 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

How does the board recommend that I vote on these proposals?

The board recommends that you vote “FOR ALL” Proposal 1, “FOR” Proposals 2 and 4, and to select a frequency of annually, or “ONE YEAR”, for Proposal 3.

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What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in Dun & Bradstreet’s certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. Abstentions and broker non-votes are not counted as votes cast and will therefore have no effect.

•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•	For Proposal No. 3 the option of annual, biennial or triennial frequency that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Because this proposal seeks the input of our shareholders and provides our shareholders with the option to vote to hold a say-on-pay vote annually, biennially or triennially, there is no minimum vote requirement for this proposal. Although our board recommends holding a say-on-pay vote annually, you have the option to specify one of four choices for this proposal on the proxy card: ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN, and the outcome will be determined by the option that receives a plurality of the votes cast with respect to this matter. Abstentions will have no effect. You are not voting to approve or disapprove of the board’s recommendation. Even though your vote is advisory and

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therefore will not be binding on the Company, the board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

•	For Proposal No. 4 regarding the ratification of the appointment of KPMG LLP, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, or NYSE, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes? If I do not vote, will my broker vote for me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least 10 days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the SEC and the rules promulgated by NYSE thereunder.

We believe that all the proposals to be voted on at the annual meeting, except for the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1 through 3, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

What effect does an abstention have?

With respect to Proposals No. 1 and 3, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposals No. 2 and 4, abstentions will have the effect of a vote against such proposals pursuant to our bylaws and Delaware law.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will

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be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

What if I share a household with another shareholder?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact Broadridge toll free at 1.866.540.7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or this proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

How do I access the virtual annual meeting? Who may attend?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/ DNB2021, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 11:00 a.m., Eastern Time, on June 17, 2021, and we encourage you to access the meeting prior to the start time.

Will I be able to ask questions during the virtual annual meeting?

Shareholders will be able to submit questions through the virtual meeting website during meeting through www.virtualshareholdermeeting.com/DNB2021. The Company will respond to as many appropriate questions during the annual meeting as time allows.

How can I request technical assistance during the virtual annual meeting?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

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CORPORATE GOVERNANCE

AND RELATED MATTERS

Corporate Governance Guidelines

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and establish a common set of expectations as to how the board of directors should perform its functions. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board reviewed our corporate governance guidelines in February 2021. A copy of our corporate governance guidelines is posted on the Investor Relations page of our website which is located at investor.DNB.com.

Code of Ethics and Business Conduct

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules. We intend to disclose any such amendment or waiver by posting it on the Investor Relations page of our website at investor.DNB.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at investor.DNB.com.

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Corporate Responsibility

For nearly two centuries, Dun & Bradstreet has worked to help businesses improve performance through data and insights. In today’s rapidly changing landscape, our solutions help our clients meet the growing regulatory, ethical, and social demands that come with being a responsible business.

Throughout the COVID-19 pandemic, we have activated our most valuable resources— people, data and analytics—to help organizations regain confidence in an uncertain world. From providing data and analytics to help inform governmental mission-critical response and recovery efforts to aid small businesses, to introducing complimentary tools to support organizations of all sizes, we mobilized quickly to help businesses and communities recover.

We harnessed the generosity of our global teams to support communities in need, matching employee donations to the Center for Disease Control Foundation and the United Nations Foundation COVID-19 Solidarity Response Fund by one-and-a-half times. Our employees organized drives to support frontline workers, donating supplies and funds to the communities where they work and live.

The events of the past year also pushed us to reimagine how we work, providing us with the opportunity to consider possibilities that contribute to a more sustainable future for our people and our planet. After adopting a widespread work-from-home model for the vast majority of our global locations early in the pandemic, we created a mix of office space and work-from-home arrangements for our team. This new approach includes a distributed workforce to reduce risk and be adaptable to any given situation; potentially reduces the environmental impact of our real estate footprint, business travel and employee commuting; and provides many of our employees with the flexibility that they need to integrate work and home commitments.

Our executive team and our board are committed to addressing environmental, social and governance (ESG) risks and opportunities. Our board has charged our audit committee with oversight of our cybersecurity and ESG risk and programs. We consider ESG in various areas of our business and at every level of our Company and approach our business and our communities through community engagement, diversity and inclusion, sustainability and risk management. We report on these matters to the audit committee of our board of directors and have included a short summary of these efforts. We have provided a brief summary of how we manage our ESG risks and opportunities through our corporate responsibility programs below. For additional information on DNB’s corporate responsibility efforts, please see our 2020 Sustainability Report, which will be available on the Investor Relations page of our website at investor.DNB.com by June 1, 2021.

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Stakeholder and Community Engagement

Through our global Do Good program, we proudly support the following areas through corporate and employee financial donations, employer-matched employee donations and volunteer efforts focused on making our global community stronger:

•	Human Services and Community Support

•	Education and Youth Development

•	Medical Research and Health

•	International Aid and Disaster Relief

•	Arts, Culture & Humanities

•	Animal Welfare

As part of the Do Good program, we provide our employees with two paid volunteer days each year and provide a 100% match for employee personal donations to eligible non-profit organizations up to $4000 / €4000 / £4000 per calendar year, subject to global matching caps. We also host a “Do Good” week each year where our employees identify charitable organizations in their local communities and then work together as a team to achieve maximum positive impact locally through volunteerism.

Diversity and Inclusion

With operations around the world, we are a global company and recognize that our individual differences strengthen us collectively, which is why we are committed to cultivating a diverse and inclusive workforce and promoting a business culture that is representative of the unique values, opinions, cultures and needs of our employees, clients, communities and suppliers.

From progressive family leave policies to robust performance management and career development programs, our culture is rooted in our values and aimed at accelerating our vision to create a global network of trust – for clients, colleagues, partners, and communities. In 2020, Dun & Bradstreet received a 100% score on the Human Rights Campaign Corporate Equality Index for the fourth consecutive year, was recognized as a Best Place to Work for LGBTQ Equality, and was endorsed by Disability:IN as a Best Place to Work for Disability Inclusion. Dun & Bradstreet continues to be recognized for our progressive workplace practices and continues to be named amongst the best workplaces in multiple regions:

•	2019 Best Workplaces by Great Place to Work Ireland

•	2019 Best Workplaces by Great Place to Work UK

•	2019 Best Workplaces in Financial Services and Insurance in Canada

Our global workforce is composed of talented, creative individuals from a variety of backgrounds, worldviews and life circumstances. It is our priority that our workplace is inclusive, welcoming to new ideas and appreciative of valuable experiences. In support of this

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commitment, we work hard to create a diverse, equitable and inclusive culture. In 2020, our efforts included:

•	Established a global Diversity, Equity & Inclusion (DEI) Committee with representation from across the organization and outwardly published our commitment to DEI through our Corporate Diversity Statement.

•	Working with a group of passionate employees from all functional disciplines to establish Employee Resource Groups (ERGs) to further support our diverse and inclusive environment.

•	Connecting with student affinity groups through our University Alliances program. In 2020, we established seven partner relationships and sponsored events such as GirlHacks, a sanctioned hackathon in support of local college students in Science, Technology, Engineering and Math programs, and attended the Historically Black Colleges and Universities (HBCU) Career Development Marketplace to support the non-profit’s mission of educating students from HCBUs about corporate America as they transition into the workforce.

•	Our board’s commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation. In 2020, our board elected Keith J. Jackson, an African American, to our board. Mr. Jackson is a private investor and is President of Positive Atmosphere Reaches Kids, a non-profit organization he founded in 1993 that is headquartered in Little Rock, Arkansas, and works with at-risk youth to provide positive reinforcement for success. Mr. Jackson brings to our board a strong background in social responsibility. In April 2021, Mr. Jackson was appointed to our audit committee, which oversees our ESG risks and programs. For additional information about Mr. Jackson, please see “Certain Information about our Directors.”

Sustainability

We support sustainability in our business practices by offering solutions to help our customers meet the growing regulatory, ethical and social demands that come with being a responsible business. Through our Third Party Risk & Compliance solutions, we provide our customers with needed insights into their third-party business partners and screening to ensure compliance with Anti-Bribery and Corruption and Anti-Money Laundering laws and regulations and other global regulations. Our Supplier Diversity Data provides our clients with more than 6.9 million socio-economic classifications and more than 21.3 million small business indicators to help our clients identify qualified suppliers that meet their needs.

Dun & Bradstreet is also dedicated to promoting sustainability in our own business practices and providing our employees with opportunities to make a positive impact on the environment. We look to be a steward of the global environment and shape sustainable futures in the communities where we live and work by:

•	Engaging with vendors and suppliers that use progressive and environmentally friendly products, materials and technology to advance sustainability across our organization.

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•	Adopting internal policies and practices that enhance our energy efficiency management and resource conservation efforts.

•	Creating healthy work environments that embrace published sustainability guidelines and promote recycling and responsible consumption.

•	Fostering a global workforce aligned with our corporate sustainability efforts and engaged in environmental projects and issues in their local areas.

•	Exploring opportunities to save energy, water and resources; generate less waste; and consume fewer natural resources.

•	Setting goals and monitoring progress of our sustainability efforts through the collection of key data and establishment of corporate objectives.

Information Security, Data Privacy and Risk Management

We are highly dependent on information technology networks and systems to securely process, transmit and store electronic information. Attacks on information technology systems continue to grow in frequency, complexity and sophistication.

These attacks can create system disruptions, shutdowns or unauthorized disclosure of protected information, including personal information to the extent collected by Dun & Bradstreet and as defined by applicable law and proprietary business information.

We remain focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques. We also frequently collaborate with a consortium of partners across corporate, government and law enforcement entities to improve information security for our clients.

Our board is focused on cybersecurity. At each regular meeting of the audit committee of our board of directors, of which there were four in 2020, our Chief Risk Officer, Chief Compliance Officer, and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the audit committee in executive session. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis.

Our employees are one of our strongest assets in protecting our clients’ information and mitigating risk. We maintain comprehensive and tailored annual training programs to all of our employees that focus on applicable privacy, information security, code of conduct and anti- corruption and bribery requirements that provide ongoing enhancement of the security and risk culture at DNB. In 2021, our compensation committee incorporated a qualitative risk-based performance criteria into our executives’ annual incentives based on the importance our board places on management’s actions to manage and mitigate risk across our oganization. We

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continue to provide strong focus on all areas of cybersecurity including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight, third-party risk management, disaster recovery and business continuity management.

The Board

Our board is currently composed of William P. Foley, II (Chairman), Anthony M. Jabbour (Chief Executive Officer), Douglas K. Ammerman, Chinh E. Chu, Thomas M. Hagerty, Keith J. Jackson, Richard N. Massey, James A. Quella and Ganesh B. Rao.

Our board met six times in 2020. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2020. Our non-management directors also met periodically in executive sessions without management. Our non- management directors appoint one independent director to preside over each executive session of our board. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2021 annual meeting.

Board Governance and Independence

In connection with the IPO, members of the Investor Consortium, including Bilcar, THL, Cannae, Black Knight and CC Capital, which collectively own approximately 60% of our outstanding common stock, entered into a letter agreement pursuant to which they have agreed for a period of three years to vote all of their shares as a group in all matters related to the election of directors, including to elect Messrs. Foley, Chu, Hagerty, Massey and Rao to our board of directors. As a result, we are considered a “controlled company” under the NYSE listing standards. “Controlled companies” under those rules are companies of which more than 50% of the voting power in elections of directors is held by an individual, a group or another company. On this basis, we may avail ourselves of the “controlled company” exception under the NYSE listing standards and we are not subject to the NYSE listing requirements that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors and (ii) compensation and corporate governance and nominating committees composed entirely of independent directors.

These exemptions will apply to us as long as we remain a controlled company. We utilize and intend to continue to utilize the independence exemption provided for compensation and corporate governance and nominating committees. As a result, we do not have a compensation or corporate governance and nominating committee composed entirely of independent directors.

Our corporate governance and nominating committee evaluates our relationships with each director and nominee and makes a recommendation to our board of directors as to whether to make an affirmative determination that such director or nominee is independent. Under our corporate governance guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NYSE.

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During the first quarter of 2021, our board of directors determined that Douglas K. Ammerman, Thomas M. Hagerty, Keith J. Jackson, Richard N. Massey, James A. Quella and Ganesh B. Rao, or 67% of our board, are independent. The board of directors also determined that Mr. Quella meets the additional independence standards of NYSE for compensation committee members, while Messrs. Massey and Hagerty do not meet those additional independence standards. Our board of directors has affirmatively determined that Messrs. Ammerman, Jackson and Quella meet the definition of an “independent director” for the purposes of serving on the audit committee under applicable NYSE rules and Rule 10A-3 under the Exchange Act.

In determining independence, the board of directors considered all relationships that might bear on our directors’ independence from DNB. The board of directors determined that Anthony M. Jabbour is not independent because he is Chief Executive Officer and an employee of DNB. The board also determined that William P. Foley, II and Chinh E. Chu are not independent because in connection with the IPO they each received compensation in the form of vested options to purchase shares of our common stock, which were not paid with respect to director or committee fees, and they each indirectly received a payment of $2.5 million for services provided in connection with the IPO. Please see “Certain Relationships and Related Transactions” for additional information concerning these options and fees.

In considering the independence of Messrs. Ammerman, Hagerty, Massey and Rao, the board of directors considered the following factors:

•	Mr. Hagerty and Mr. Rao are each Managing Directors of THL, which owns almost 25% of our common stock. In connection with the IPO, we paid THL a fee of $2.5 million under a Services Agreement entered into at the time of the Take-Private Transaction.

•	Messrs. Hagerty and Rao each serve as directors of Black Knight, another member of the Investor Consortium.

•	Mr. Massey serves as Chief Executive Officer and a director of Cannae and formerly served as a director of Black Knight, which are members of the Investor Consortium. He also holds a minority interest and is a Senior Managing Director of Trasimene Capital Management, LLC (Trasimene). Our Chairman, Mr. Foley, is the Managing Member and a Senior Managing Director of and holds a controlling interest in Trasimene. In 2020, we entered into a services agreement with Trasimene under which Trasimene may provide us with ongoing assistance in connection with merger, acquisition, divestiture, debt and equity financing transactions. During the period from January 1, 2020 through December 31, 2020, we incurred costs of approximately $0.4 million for transaction fees and the reimbursement of expenses to Trasimene.

•	THL and certain other investors in Dun & Bradstreet are party to a letter agreement regarding voting pursuant to which the parties agreed to vote their respective shares of our common stock on all matters relating to the election of directors to our board, including the election of Messrs. Massey, Chu, Foley, Hagerty and Rao, for a period of three years.

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•	Mr. Ammerman and Mr. Massey each serve on the board of, and Mr. Hagerty formerly served on the board of, Foley Trasimene Acquisition Corp (FTAC), and Mr. Massey was the Chief Executive Officer and a director of Foley Trasimene Acquisition Corp. II (FTAC II) prior to its merger with Paysafe Limited, both of which are or were blank check companies formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. THL and Cannae have entered into agreements to purchase equity in FTAC and Cannae entered into an agreement to purchase equity in FTAC II in connection with their initial business combinations. Mr. Foley is a founder of and formerly served as a director of FTAC and FTAC II. Mr. Foley continues serves on the board of Paysafe Limited and continues to provide consulting services to FTAC.

•	Messrs. Ammerman, Hagerty and Massey each own a minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder and is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, a private company.

Following consideration of these matters, the board of directors determined that these relationships were not of a nature that would impair Messrs. Ammerman’s, Hagerty’s, Massey’s or Rao’s independence. Mr. Jackson and Mr. Quella had no relationships with Dun & Bradstreet that required consideration in determining their independence.

Committees of the Board

The board has three standing committees: an audit committee, a compensation committee, and a corporate governance and nominating committee. The charter of each committee is available on the Investor Relations page of our website at investor.DNB.com.

Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are William P. Foley, II (Chair), Chinh E. Chu and Thomas M. Hagerty. Since we completed our IPO in July 2020, our corporate governance and nominating committee did not meet in 2020.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to:

•	Identify individuals qualified to become members of our board of directors (or to fill vacancies), consistent with the criteria approved by our board of directors, and to recommend to the board the nominees to stand for election as directors.

•	Make recommendations to our board of directors as to changes to the size of the board or any committee thereof.

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•	Review the independence of each director in light of the independence criteria of NYSE and any other independence standards applicable to directors and submit a recommendation to our board of directors with respect to each director’s independence.

•	Make recommendations to the board regarding the composition of the board’s committees.

•	Develop, review annually and recommend to the board any revisions to the Company’s Corporate Governance Guidelines.

•	Oversee the evaluation of the performance of the board and its committees.

•	Review our overall corporate governance and report to the board on a regular basis, but not less than once per year, on committee findings, recommendations and any other matters that the committee deems appropriate or the board requests.

The corporate governance and nominating committee reviewed its charter in February 2021 without material change.

Audit Committee

As of April 1, 2021, the members of our audit committee were Douglas K. Ammerman (Chair), Keith J. Jackson and James A. Quella. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and NYSE, and that each of Mr. Ammerman and Mr. Quella is an “audit committee financial expert” under the rules of the SEC and NYSE, as applicable. Prior to April 1, 2021, the members of our audit committee were Douglas K. Ammerman (Chair), James A. Quella and Ganesh B. Rao. Our board determined that Mr. Rao is financially literate and an audit committee financial expert, but does not meet the additional independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Mr. Jackson replaced Mr. Rao on the audit committee in order to comply the NYSE requirement that our audit committee be composed of three independent directors by the first anniversary of the IPO. Our audit committee met a total of six times in 2020.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

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•	Approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases and financial information provided to analysts and rating agencies;

•	Discussing with management our policies and practices with respect to risk assessment and risk management, including those relating to ESG risk;

•	Reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and

•	An annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Report of the Audit Committee

The audit committee of the board of directors, which was composed of Douglas K. Ammerman, James A. Quella and Ganesh B. Rao during 2020, submits the following report on the performance of certain of its responsibilities for the year 2020:

The primary function of the audit committee is oversight of (i) the quality and integrity of the Company’s consolidated financial statements and related disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the independent registered public accounting firm. The audit committee also oversees ESG risk and is responsible for reporting to the Board on DNB’s ESG initiatives.

Our audit committee acts under a written charter, which the audit committee reviewed in February 2021 without material change. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below. Each of our audit committee members have been determined by the board of directors to be independent as defined by NYSE independence standards. In addition, our board of directors has determined that each of Mr. Ammerman, Mr. Quella and Mr. Rao is an audit committee financial expert as defined by the rules of the SEC.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP (KPMG), the independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of DNB and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

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We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and have discussed with KPMG their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and that KPMG be appointed independent registered public accounting firm for DNB for 2021.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s annual consolidated financial statements. The independent registered public accounting firm is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion as to whether these consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles.

Management is also responsible for maintaining and assessing the effectiveness of its internal control over financial reporting, including providing Management’s Report on Internal Control over Financial Reporting. The independent registered public accounting firm is responsible for auditing these internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934, as amended, in either of those fields or in auditor independence.

The foregoing report is provided by the following directors:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)

James A. Quella

Ganesh B. Rao (until April 1, 2021)

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Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair), Thomas M. Hagerty and James A. Quella, each of whom were deemed to be independent by the board, as required by NYSE. Mr. Quella was deemed by the board to meet the additional independence criteria for compensation committee members under the NYSE’s listing standards. Our compensation committee met three times during 2020. The functions of the compensation committee include the following:

•	Reviewing and approving the corporate goals and objectives relevant to compensation of the company’s CEO, evaluating the CEO’s performance in light of those goals and objectives and determining and approving the CEO’s compensation level based on this evaluation;

•	Setting salaries and approving incentive compensation awards other than equity-based awards, as well as compensation policies for all Section 16 officers as designated by our board of directors, and recommending to our board of directors equity-based incentive awards for board approval;

•	Reviewing and recommending to our board of directors policies with respect to equity compensation arrangements that are subject to board approval;

•	Overseeing our compliance with the requirement under applicable stock exchange rules that, with limited exceptions, shareholders approve equity compensation plans;

•	Evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	Authorizing and approving any employment or severance agreements and amendments with all designated Section 16 officers;

•	Reviewing, discussing with management and recommending to our board of directors for inclusion in our annual proxy statement or annual report on Form 10-K the compensation discussion and analysis section;

•	Reviewing and approving the annual compensation risk assessment conducted by management for inclusion in our proxy statement or annual report on Form 10-K;

•	Preparing the report of the compensation committee that the SEC requires in our annual proxy statement;

•	Considering the results of shareholder say-on-pay votes and recommending to our board of directors any change to the frequency of say-on-pay votes;

•	Reviewing and approving the form and amount of compensation of our board of directors’ non-management directors;

•	Evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

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•	Reporting to our board of directors;

•	Reviewing the adequacy of its charter on an annual basis; and

•	Reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

Our compensation committee reviewed its charter in February 2021 without material change. For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

Board Leadership Structure and Role in Risk Oversight

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. Separating these positions allows our Chief Executive Officer to focus more directly upon executing on the Company’s strategic objectives and business plan, providing day-to-day leadership and guiding senior management through the implementation of our strategic initiatives. It also allows our non-executive Chairman to utilize his time to focus on our long-term strategy, and to set the agenda for board meetings and preside over meetings of the full board. When our non-management directors meet in executive session, they appoint one independent director to preside over that executive session. We believe this leadership structure is appropriate and allows our CEO and non- executive Chairman to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company.

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees our financial reporting process, risk management program, including ESG risk, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management also reports quarterly on our compliance program and related matters. Our audit committee oversees our environmental sustainability policies and programs.

Our board is focused on cyber-security. At each regular meeting of the audit committee, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Audit Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, our audit committee chairman has attended third-party director education courses on cybersecurity and privacy issues and trends.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Dun & Bradstreet. Each committee provides regular reports on its activities to the full board of directors.

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Our commitment to corporate responsibility means integrating it throughout our business, including how we manage ESG topics. Our board and its committees oversee the execution of DNB’s ESG strategies and initiatives as an integrated part of our oversight of the overall strategy and risk management for the Company. Our management team is actively engaged on related topics including innovation of our software, data and analytics solutions and client, investor and other stakeholder expectations. In addition, our management team actively manages our approach to our corporate social responsibilities, public policy issues, human capital issues, environmental, health and safety matters, as well as the environmental impact of the Company’s operations, and will discuss these matters with the board and appropriate committees. The Corporate Responsibility section, beginning on page 9 and our 2020 Sustainability Report available on the Investor Relations page of our website at investor.DNB.com further outline our approach to these issues.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Dun & Bradstreet Holdings, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

CERTAIN INFORMATION

ABOUT OUR DIRECTORS

Director Criteria, Qualifications and Experience and Process for Selecting Directors

Our board and the corporate governance and nominating committee is committed to include the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee periodically evaluate our board’s composition with the goal of developing a board that will meet our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

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•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

In connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

Composition, Tenure, Recent Refreshment and Diversity

We believe that the current composition of our board includes directors who possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. Our board is largely composed of directors who served on the board of Star GP Holdings, LLC, the general partner of Star Parent and who represented various members of the Investor Consortium. We have undergone significant change in the past eighteen months, including the Take-Private Transaction, the transformation of our business and the IPO, which are described under “General Information About the Company – Our Transformation.” As we continue to evolve our business and execute on the strategic plan originally set by the Investor Consortium, our board believes continuity among our board is critical to our ability to smoothly and successfully navigate this time of continued transition.

In 2020, in furtherance of our commitment to having a board of directors and board committees that reflect diversity of background, skills, age, gender, nationality, race, ethnicity and sexual orientation, our board elected Keith J. Jackson to serve as a director. Mr. Jackson, who is African American, is a private investor and is President of Positive Atmosphere Reaches Kids, a non-profit organization founded by Mr. Jackson in 1993 that is headquartered in Little Rock, Arkansas, and works with at-risk youth to provide positive reinforcement for success. Mr. Jackson brings to our board a strong background in social responsibility. In April 2021, Mr. Jackson was appointed to our audit committee, which oversees our ESG risks and programs. Mr. Jackson is independent and has no prior relationships as a director or employee with any of the members of the Investor Consortium. For additional information about Mr. Jackson, please see “Certain Information about our Directors.”

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In 2021, we expect our board will focus on continued execution of our growth strategy, including enhancing our existing client relationships, winning new clients in targeted markets, developing innovative solutions, expanding our presence in attractive international markets, and selectively pursuing strategic acquisitions. Our board will also focus on monitoring productivity and carefully managing expenses to address any impact to our business as a result of the COVID-19 pandemic and other macro-economic factors.

Our board is committed to examining ways to continue to foster the diversity of our board across many dimensions to ensure that it operates at a high functioning level and reflects the board’s commitment to inclusiveness. Our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups who may be recommended by our directors, management, or our shareholders as candidates for nomination as directors.

The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 101 JFK Parkway, Short Hills, New Jersey 07078. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals” below.

Information About the Director Nominees and Continuing Directors

Declassification of our Board of Directors

In connection with the IPO, our board determined to eliminate the classification of our board over a three-year period beginning at the 2021 annual meeting, and provide for the annual election of all directors beginning at the 2023 annual meeting.

Letter Agreement Regarding Voting

In connection with the IPO, members of the Investor Consortium, including Bilcar, THL, Cannae, Black Knight and CC Capital, which collectively own approximately 60% of our outstanding common stock, entered into a letter agreement pursuant to which they have agreed for a period of three years to vote all of their shares as a group in all matters related to the election of directors, including to elect Messrs. Foley, Chu, Hagerty, Massey and Rao to our board of directors.

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Director Skills and Experience

The matrix below lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting, as well as our continuing Class II and Class III directors, including each directors’ relevant experience, qualifications, skills and diversity, is included below.

BOARD OF DIRECTORS
Director Skill	William P. Foley, II (Chair)	Anthony Jabbour (CEO)	Douglas K. Ammerman	Chinh E. ‘Chu	Thomas M. Hagerty	Keith J. Jackson	Richard N. Massey	James A. Quella	Ganesh B. Rao
Board of Directors Experience	✔	✔	✔	✔	✔	✔	✔	✔	✔
Industry Experience	✔	✔			✔		✔		✔
CEO/Business Head/Leadership	✔	✔		✔		✔	✔	✔
International	✔	✔		✔	✔		✔	✔	✔
Human Capital Management/ Compensation	✔	✔			✔		✔		✔
Finance/Capital Allocation	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial Literacy	✔	✔	✔	✔	✔	✔	✔	✔	✔
Regulatory	✔	✔					✔
Risk Management	✔	✔	✔	✔	✔		✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔
Technology/Information Security	✔	✔	✔		✔		✔	✔	✔
Legal	✔						✔
Marketing/Sales	✔	✔	✔	✔	✔	✔	✔	✔	✔
Board Tenure	2	2	2	2	2	1	2	2	2
Age	76	53	69	54	58	56	65	71	44
Ethnic, Gender, National or Other Diversity				✔		✔			✔

Nominees for Director—Term Expiring in 2022 (if elected)

NAME	POSITION
Anthony M. Jabbour	Chief Executive Officer and Director
Douglas K. Ammerman	Chairman of the Audit Committee
Keith J. Jackson	Member of the Audit Committee

Anthony M. Jabbour has served as our Chief Executive Officer and a director since the Take- Private Transaction in February 2019. Mr. Jabbour has served as the Chief Executive Officer of Black Knight since April 2018 and has served as a director of Black Knight since May 2018. Prior to joining Black Knight, Mr. Jabbour served as Corporate Executive Vice President and Co-Chief Operating Officer of Fidelity National Information Services Inc. (FIS) from December

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2015 through December 2017. Mr. Jabbour served as Corporate Executive Vice President of the Integrated Financial Solutions segment of FIS from February 2015 until December 2015. Mr. Jabbour served as Executive Vice President of the North America Financial Institutions division of FIS from February 2011 to February 2015. Prior to that, Mr. Jabbour held positions of increasing responsibility in operations and delivery from the time he joined FIS in 2004. Prior to joining FIS, Mr. Jabbour worked for Canadian Imperial Bank of Commerce and for IBM’s Global Services group managing complex client projects and relationships. Mr. Jabbour is also a director of Paysafe Limited.

Mr. Jabbour’s qualifications to serve on our board of directors include his extensive experience in leadership roles with financial services, technology and data and analytics companies, his deep knowledge of our business, industry and customer base, and strong leadership abilities.

We believe that Mr. Jabbour is able to fulfill his roles and devote sufficient time and attention to his duties as Chief Executive Officer of Dun & Bradstreet and Black Knight and as a director of Dun & Bradstreet, Black Knight and Paysafe. Mr. Jabbour is a strong leader who is able to divide his attention among these responsibilities. In addition, Mr. Jabbour has assembled strong leadership teams at Dun & Bradstreet and Black Knight. By leading and relying on his teams, Mr. Jabbour is able to successfully devote appropriate time and attention to fulfill his executive and board responsibilities.

Douglas K. Ammerman has served as a member of our board of directors since the Take- Private Transaction in February 2019. Mr. Ammerman has served as a director of FNF since 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Fidelity National Financial, Inc. (FNF), Stantec Inc., where he serves as Chairman, J. Alexander’s Holdings Inc. and FTAC. Mr. Ammerman formerly served on the boards of Remy International, Inc., El Pollo Loco, Inc. and William Lyon Homes.

Mr. Ammerman’s qualifications to serve on our board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG, and his experience as a director on the boards of other companies.

Keith J. Jackson is President of Positive Atmosphere Reaches Kids, a non-profit organization founded by Mr. Jackson in 1993 that is headquartered in Little Rock, Arkansas, and works with at-risk youth to provide positive reinforcement for success. Mr. Jackson also serves on the board of directors of BancorpSouth Bank and the board of trustees of the University of Oklahoma Foundation.

Mr. Jackson’s qualifications to serve on our board of directors include his experience efficiently running an organization, his background in the social responsibility aspects of ESG, and his years of service as a director at BancorpSouth Bank.

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Class II Directors—Term Expiring 2022

NAME	POSITION
Richard N. Massey	Chairman of the Compensation Committee
James A. Quella	Member of the Compensation and Audit Committees
Ganesh B. Rao	Director and Former Member of the Audit Committee

Richard N. Massey has served as a member of our board of directors since the Take-Private Transaction in February 2019. Mr. Massey has served as Chief Executive Officer of Cannae since November 2019, and has served on the Cannae board of directors since June 2018. Cannae is a holding company engaged in managing and operating a group of companies and investments and, in Mr. Massey’s roles as its Chief Executive Officer, he serves as an executive and/or director of Cannae and some of its portfolio companies. In such capacity, he serves as President and a director of Cannae’s portfolio companies FTAC, where he serves as Chairman of the Board, Austerlitz Acquisition Corporation I and Austerlitz Acquisition Corporation II (collectively the SPACs), which are blank check companies whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Mr. Massey also previously served as Chief Executive Officer and as a director of Foley Trasimene Acquisition Corp. II (FTAC II) prior to its merger with Paysafe Limited, as a director on the boards of Black Knight, FNF, FIS and FGL Holdings, and as Chairman of Bear State Financial, Inc.

Mr. Massey is a Senior Managing Director of Trasimene, a privately held company, which provides certain management services to Cannae, since November 2019. Mr. Massey is also a longtime partner of Westrock Capital Partners and Bear State Advisors, both privately held multi-family investment partnerships. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. He also serves as a director of the Oxford American Literary Project, and as Chairman of the Board of the Arkansas Razorback Foundation.

Mr. Massey has a long and successful track record in corporate finance and investment banking, a financial, strategic and legal advisor to public and private businesses, and identifying, negotiating and consummating mergers and acquisitions.

We believe that Mr. Massey is able to fulfill his roles and devote sufficient time and attention to his duties as Chief Executive Officer and director of Cannae and the SPACs. Cannae is a holding company engaged in managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses and Mr. Massey is not charged with overseeing the day-to-day operations of those businesses.

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James A. Quella has served as a member of our board of directors since the Take-Private Transaction in February 2019. Since 2013, Mr. Quella has served as a Senior Advisor at Blackstone. On June 30, 2013, Mr. Quella retired as a Senior Managing Director and Senior Operating Partner at Blackstone, where he worked since 2004. Mr. Quella was responsible for monitoring the strategy and operational performance of Blackstone’s portfolio companies and providing direct assistance in the oversight of large investments. Mr. Quella has been a director of Michaels Stores, Inc. since 2006 and has been a director of The Michaels Companies, Inc. since 2013, where he currently serves as Chairman. While at Blackstone, Mr. Quella also served as a director of numerous public and private companies, including Freescale Semiconductor, Ltd. and Lionbridge Technologies Inc. within the past five years.

Mr. Quella’s qualifications to serve on our board of directors include his substantial experience in managing businesses; his experience in mergers and acquisitions; his familiarity with corporate finance and strategic business planning activities; and his extensive experience serving as a director for various public and private companies.

Ganesh B. Rao has served as a member of our board of directors since the Take-Private Transaction in February 2019. Mr. Rao is a Managing Director of THL, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions Department and at Greenlight Capital, a hedge fund. Mr. Rao is a director of Black Knight and Ceridian HCM Holding Inc. He is also a director of AmeriLife Group, LLC, HighTower Advisors, LLC and Auction.com, which are privately held. Mr. Rao is a former director of MoneyGram International, Nielsen Holdings, N.V., Prime Risk Partners, Ten-X Commercial and LifeWorks Corporation Ltd.

Mr. Rao’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, and his experience with enhancing value at such companies, along with his expertise in corporate finance.

Class III Directors—Term Expiring 2023

NAME	POSITION
William P. Foley, II	Chairman of the Board Chairman of the Corporate Governance and Nominating Committee
Chinh E. Chu	Member of the Corporate Governance and Nominating Committee
Thomas M. Hagerty	Member of the Compensation and Corporate Governance and Nominating Committees

William P. Foley II has served as our non-executive Chairman since the Take-Private Transaction in February 2019. Mr. Foley also serves as the Chairman of Cannae Holdings, Inc. and Paysafe Limited, and is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae,

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since November 2019. Mr. Foley is a founder of Fidelity National Financial, Inc., and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has also served as Chairman of the Board of Black Knight, Inc. and its predecessors since January 2014. Mr.Foley formerly served as a director of special purpose acquisition companies FTAC, Austerlitz Acquisition Corporation I, Austerlitz Acquisition Corporation II and Trebia Acquisition Corp. In addition, Mr. Foley formerly served as a director of FTAC II until its merger with Paysafe Limited, as Co-Chairman of FGL Holdings, as a director of Ceridian HCM Holding, Inc. and as Vice Chairman of FIS. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington.

Mr. Foley serves on the board of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Art and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley also is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team.

Mr. Foley’s qualifications to serve on our board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley provides high-value added services to our board and has sufficient time to focus on Dun & Bradstreet.

Chinh E. Chu has served as a member of our board of directors since the Take-Private Transaction in February 2019. Mr. Chu is the Founder and Managing Partner at CC Capital, a private investment firm which he founded in 2015. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to 2015. Mr. Chu was a Senior Managing Director at Blackstone since 2000, and previously served as Co-Chair of Blackstone’s Private Equity Executive Committee and was a member of Blackstone’s Executive Committee. Mr. Chu served as Co-Chairman of FGL Holdings from April 2016 until June 2020 when it was acquired. Mr. Chu is also a director of Collier Creek Holdings, a special purpose acquisition company he co-founded in April 2018 which announced its business combination on June 5, 2020, and NCR Corporation. Mr. Chu previously served as a director of Kronos Incorporated, SunGard Data Systems, Inc., Stiefel Laboratories, Freescale Semiconductor, Ltd. Biomet, Inc., Alliant, Celanese Corporation, Nalco Company, DJO Global, Inc., HealthMarkets, Inc., Nycomed, Alliant Insurance Services, Inc., the London International Financial Futures and Options Exchange, Graham Packaging and AlliedBarton Security Services. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department.

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Mr. Chu’s qualifications to serve on our board of directors include his substantial experience in mergers and acquisitions, corporate finance and strategic business planning, his track record at Blackstone and in advising and managing multi-national companies and his experience serving as a director for various public and private companies.

Thomas M. Hagerty has served as a member of our board of directors since the Take-Private Transaction in February 2019. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty is a director of Black Knight, Ceridian HCM Holding Inc., FleetCor Technologies, and FNF. Mr. Hagerty formerly served on the boards of FTAC, Comdata, First Bancorp, MoneyGram International and FIS.

Mr. Hagerty’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of one year or until their successors are elected and qualified. The current number of directors is nine. The board believes that each of the following nominees will stand for election and will serve if elected as a director:

At this annual meeting, the persons listed below have been nominated to stand for election for a one-year term expiring in 2022.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

Douglas K. Ammerman

Anthony M. Jabbour

Keith J. Jackson

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CERTAIN INFORMATION

ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Mr. Jabbour, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors— Information About the Director Nominees and Continuing Directors.”

NAME	POSITION	AGE
Anthony M. Jabbour	Chief Executive Officer	53
Stephen C. Daffron	President	65
Bryan T. Hipsher	Executive Vice President and Chief Financial Officer	38
Joe A. Reinhardt, III	Chief Legal Officer	58

Stephen C. Daffron has served as our President since the Take-Private Transaction in February 2019. Dr. Daffron is a Co-Founder and Industry Partner of Motive Partners, a private equity firm focused on technology-enabled companies that power the financial services industry founded in January 2016. Prior to joining Motive Partners, Dr. Daffron served as President and Chief Executive Officer of Interactive Data Holdings Corporation from September 2013 until its acquisition by Intercontinental Exchange, Inc. in January 2016. Prior to that, Dr. Daffron served as Global Head of Operations and Technology for Morgan Stanley & Co. LLC. Prior to that role he spent more than two decades on Wall Street holding senior leadership positions at Renaissance Technologies Corp., Citigroup Inc. and Goldman, Sachs & Co. Prior to his career in finance, he served as an Associate Professor at the United States Military Academy at West Point, and in various command and staff positions in the U.S. Army around the world.

Bryan T. Hipsher has served as our Chief Financial Officer and Treasurer since the Take-Private Transaction in February 2019. Prior to joining us, Mr. Hipsher served as Senior Vice President of Finance for Black Knight from January 2014 through February 2019. From July 2008 to January 2014, Mr. Hipsher served as Senior Vice President of Finance for Lender Processing Services, Inc. Prior to that role, he held positions of increasing responsibility in finance, operations and accounting from the time he joined FNF in 2006.

Joe A. Reinhardt III has served as our Chief Legal Officer since the Take-Private Transaction in February 2019. Mr. Reinhardt serves as principal legal counsel to the Company, its subsidiaries, senior management and the board of directors. Prior to joining the Company, Mr. Reinhardt served in various roles with FNF for 24 years, including as Executive Vice President and General Counsel for Fidelity National Title Group, where he managed a legal department with over 600 professionals, from 2013 to February 2019. Before joining FNF, Mr. Reinhardt worked as a tax consultant with Ernst & Young.

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COMPENSATION DISCUSSION

AND ANALYSIS

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2020, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based.

In 2020, our named executive officers were:

•	Anthony M. Jabbour, our Chief Executive Officer;

•	Stephen C. Daffron, our President;

•	Bryan T. Hipsher, our Chief Financial Officer; and

•	Joe A. Reinhardt III, our Chief Legal Officer.

Our compensation program for our named executive officers is structured to drive performance, with a particular focus on long-term results, growth and profitability. We have utilized traditional elements of compensation that reflect our overall success, including base salary, annual cash incentives and equity-based incentives. Additionally, we have developed a cost savings achievement plan (the Cost Savings Achievement Plan) that rewards our executive officers based on the achievement of specified levels of cost savings achieved following the Take-Private Transaction. We believe that our compensation programs promote our success and lead to better financial results, which, in turn, result in better returns for our shareholders.

Initial Public Offering, Private Placement and 2020 Performance Highlights

2020 was an incredible year for Dun & Bradstreet. In the midst of the challenges of the COVID-19 pandemic, we were able to successfully complete our IPO, sign a definitive agreement to acquire Bisnode, and continue to transform our business with significant enhancements to our technology, data and analytics that are ultimately laying the foundation for our ability to execute on our near- and long-term growth strategies.

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IPO

On July 6, 2020, we completed our initial public offering of 90,047,612 shares of our common stock at an offering price of $22.00 per share. Immediately subsequent to the closing of the IPO, we issued shares of our common stock at a price per share equal to 98.5% of the IPO price to a subsidiary of Cannae, a subsidiary of Black Knight and affiliates of CC Capital in a private placement valued at $200.0 million, $100.0 million and $100.0 million, respectively. We issued an aggregate of 18,458,700 shares of common stock in connection with the private placement. A total of 108,506,312 shares of common stock were issued in the IPO and concurrent private placement for gross proceeds of $2,381.0 million.

The net IPO proceeds allowed us to pay down our entire preferred equity and 40% of both our secured and unsecured notes. This significantly improved our financial profile and is saving us more than $175 million of annual dividends and interest expense. With our lower leverage and increased cash flow, we now have significantly more financial flexibility to accelerate our growth strategy.

Bisnode

On October 7, 2020, we entered into a definitive agreement to purchase the outstanding shares of Bisnode Business Information Group AB (Bisnode), a member of our Worldwide Network. The acquisition of Bisnode, which closed on January 8, 2021, significantly expands our footprint to additional territories that make up 40% of the gross domestic product of Europe and are home to 50 of the global 500 companies. With the addition of Bisnode, we now have nearly 250,000 clients and will be able to provide mission-critical solutions to an expanded European footprint with more local data, more local knowledge and more streamlined delivery channels. As a global company, having local expertise and knowledge helps us to engage with clients of all sizes in the region, and across the globe, to provide the solutions and support necessary to meet their increasing demands.

Other Key Achievements in 2020

We delivered solid financial results in year 2020 despite known headwinds and a challenging macro-environment. We achieved Adjusted Revenue of $1,766.1 million, flat compared to the year ended December 31, 2019, and Adjusted EBITDA of $741.4 million, an increase of 5%, compared to the year ended December 31, 2019. We also continued to execute on our growth plan through new contract sales of $308.6 million. Other highlights for 2020 include:

•	Total company revenue retention for the year was 96%, an increase of 70 basis points versus prior year

•	Growth of our revenue with strategic customers by 3% compared to 2019 and 99.8% revenue retention for our strategic account segment, reinforcing our position as a mission critical provider to the largest businesses in the world

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•	36% of our business is now under multi-year contracts

•	Investment of approximately $115 million in capitalized software development focused on enhancing and expanding our data supply chain, innovating new solutions and modernizing our existing platforms via integration, enhanced user interfaces and decreased latency.

•	Significant progress in simplifying and scaling our infrastructure for further growth by converging multiple existing legacy environments onto a common platform, primarily in the cloud

•	Continued focus on efficiency as reflected in our improved adjusted EBITDA margins and annualized run rate cost savings from the Take-Private Transaction to December 31, 2020 of $241 million

Adjusted Revenue and Adjusted EBITDA are non-GAAP financial measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures.

Our Compensation Programs are Driven by Our Business Objectives

Our compensation committee believes it is important to reward our executives for strong performance in a business and industry with significant operational and regulatory challenges, and to incentivize them to continue to take actions to deliver strong results for our investors by expanding our client relationships, growing our client base, continuing to innovate our solutions set and pursuing new market opportunities. At the same time, our compensation committee believes it is important to disincentivize our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals.

We believe that our executive compensation programs are structured in a manner to support us and to achieve our business objectives. For 2020, our executive compensation approach was designed with the following goals:

•	Sound Program Design. We design our compensation programs to fit with our strategy and our culture. There are many facets and considerations that enter into this equation, some of which are discussed below in “—Compensation Best Practices.” We aim to deliver a sound compensation program, reflecting a comprehensive set of data points and supporting our success.

•	Pay for Performance. We designed our compensation programs so that a substantial portion of our executives’ compensation is tied to our performance, including cost savings initiatives. We used pre-defined performance goals for our cash based annual incentive plan (the Annual Incentive Plan) and our Cost Savings Achievement Plan to make pay-for- performance the key driver of the cash compensation levels paid to our named executive officers. For 2020, the corporate performance measures for our Annual Incentive Plan

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included adjusted EBITDA, adjusted revenue and new sales. Adjusted EBITDA and adjusted revenue are non GAAP measures. Please refer to Appendix A to this proxy statement for a detailed description of adjustments of and reconciliations to our financial measures that are not reported in accordance with GAAP. For our Cost Savings Achievement Plan, our objective was to achieve substantial and sustained cost savings. These performance measures are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. We also paid one-time cash awards to Messrs. Hipsher and Reinhardt in recognition of their significant contributions to the completion of our highly successful IPO. In addition, as discussed below, our equity incentives are based upon a material increase to our value.

•	Long-term Focus. Prior to our IPO, long-term incentives, in the form of profits interests, were a significant component of our named executive officers’ total compensation and designed to drive our long-term strategic business objectives and increase investor value over the long term. In connection with the IPO, we granted stock options, which have no value unless the price of our common stock increases from the share price on the grant date, to a small group of key employees, including Messrs. Jabbour, Daffron, Hipsher and Reinhardt, to focus them on increasing long-term shareholder value. The stock options were granted with an exercise price equal to the IPO price of $22.00 per share and vest ratably on each of the first three anniversaries of the date of grant. Going forward, we intend to continue to use long-term equity-based incentives as a meaningful component of our named executive officers’ compensation.

•	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate, and retain highly qualified and effective executives who can build shareholder value over the long term. The level of pay our compensation committee sets for each named executive officer is influenced by the executive’s leadership abilities, scope of responsibilities, experience, effectiveness and individual performance achievements.

•	Incentive Pay Balance. We believe the portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long- term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term incentive compensation opportunities should significantly outweigh short-term cash based opportunities. Annual objectives should be compatible with sustainable long-term performance.

•	Investor Alignment and Risk Assumption. We place a strong emphasis on delivering long-term results for our investors and clients and discourage excessive risk taking by our executive officers.

•	Good Governance. Good compensation governance plays a prominent role in our approach to compensation. As discussed in the next section, our compensation committee and our Chief Executive Officer consider good governance practices as they review our compensation programs and adopt policies that work for us.

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We believe the most effective way of accomplishing these objectives is to provide our named executive officers with enough fixed compensation in the form of base salary to disincentivize excessive risk taking, while providing them with sufficient opportunities in the form of variable compensation that is linked to our annual and long-term strategic goals to align their interests with those of our investors. We believe it is important to deliver strong results for our investors and clients, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Compensation Best Practices

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and, when appropriate, makes adjustments that it believes are in our best interests and the best interests of our investors. As part of this process, our compensation committee considers current best practices, and makes changes in our compensation programs when the compensation committee deems it appropriate, all with the goal of continually improving our approach to executive compensation and its link to driving strong performance and value for our investors. Our compensation programs include the following notable best practices:

THINGS WE DO
✔	Set a high ratio of performance-based compensation to total compensation, and a low ratio of non- performance-based compensation, including fixed benefits, perquisites and salary, to total compensation.
✔	Adopted aggressive stock ownership guidelines and linked the guidelines to a holding period requirement for executives and directors who have not met the guidelines.
✔	Clawback any overpayments of incentive-based or equity-based compensation that were attributable to restated financial results.
✔	Our compensation committee sets maximum levels payable under our annual incentives, and our equity incentive plan has a limited award pool.
✔	Our long-term equity incentive awards granted to our officers use a vesting schedule of at least three years
✔	Dividends and dividend equivalents would be paid only on equity awards that vest.
✔	Awards vest in connection with a change in control only if combined with a termination of employment (unless the acquiror does not assume the awards)
✔	Separate the positions of Chief Executive Officer and non-executive Chairman.
✔	Limited perquisites.
✔	Our compensation committee uses an independent compensation consultant who reports solely to the compensation committee and does not provide separate services to management.

THINGS WE WON’T DO
X	Provide tax gross-ups or reimbursement of taxes on perquisites.
X	Permit the repricing of stock options or any equivalent form of equity incentive.
X	Have multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation in our executive employment agreements.
X	Employment agreements do not allow tax gross-ups for compensation paid due to a change of control and do not contain single-trigger severance payment arrangements related to a change of control.
X	Supplemental executive retirement plans, executive pensions or excessive retirement benefits.

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Overview of Our Compensation Programs

Principal Components of Compensation

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material ownership stakes for executives assist in aligning executives’ interests with those of shareholders and strongly motivate executives to build long term value. We structure our compensation programs to assist in creating this link.

The following chart illustrates the principal elements of our named executive officer compensation program in 2020:

FiXED COMPENSATION	SHORT-TERM INCENTIVES			LONG-TERM INCENTIVES	BENEFITS
BASE SALARY	ANNUAL CASH INCENTIVES	COST SAVINGS ACHIEVEMENT PLAN	IPO CASH AWARD	LONG-TERM EQUITY INCENTIVES	401(k) plan; health insurance and limited perquisites.
Fixed cash component with annual merit increase opportunity based on responsibilities, individual performance results and other considerations.	Annual cash award for profitability, growth and operating strength during the year.	Cash award designed to encourage cost savings. Participants earn cash incentives for annualized net expense savings from specific actions taken by management.	One-time cash award to certain executives for significant contributions to the IPO.	Equity awards to promote long-term growth and tie our executives’ financial interests to those of our investors.
LINK TO PERFORMANCE
Individual performance	Adjusted EBITDA, adjusted revenue and new sales	Annualized cost savings	Reward significant contributions to our successful IPO	Future growth in equity value

The principal components of our executive compensation program for 2020 were base salaries, annual cash incentives under our Annual Incentive Plan, long-term equity incentive awards in the form of stock options and awards under our Cost Savings Achievement Plan. In 2020, our compensation committee placed heavy emphasis on the at-risk, performance-based components of performance-based cash incentives and long-term equity incentives. The compensation committee determined the appropriate value of each of these components of compensation after considering each executive’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term value. As shown in the table below, 83.3% to 97.2% of Messrs. Jabbour’s, Daffron’s, Hipsher’s and Reinhardt’s total compensation was based on performance-based incentives. Benefits comprised less than 0.8% of total compensation for all of our named executive officers.

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The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our investors. The compensation committee also believed it was extremely important for our executives to take actions during 2019 and 2020 to achieve the cost savings goals set by the Investor Consortium, while continuing to focus on strengthening our operations and driving strong financial results and growth. Consequently, for 2020, a significant majority of our named executive officers’ total compensation was provided in the form of long-term equity incentives and cash incentives under our Cost Savings Achievement Plan and Annual Incentive Plan. In particular, with respect to Mr. Jabbour and Dr. Daffron, our compensation committee considered the critical role they play in our organization, especially with respect to achieving our strategic goals and long-term growth and success, and the paramount importance of retaining their services and continued focus and dedication. The relative size of Mr. Jabbour’s and Dr. Daffron’s performance-based incentives and option awards relative to other awards is reflective of the compensation committee’s subjective assessment of the value they add to our organization and its success. The structure and terms of the compensation provided to Mr. Jabbour and Dr. Daffron is also reflective of the role they play within our organization, with the substantial majority being performance-based contingent upon achievement of specified performance objectives. With respect to Mr. Jabbour, his base salary was set after consideration that he receives a base salary from Black Knight in connection with his role as its Chief Executive Officer.

Allocations of Total Compensation for 2020

The following table shows the allocation of 2020 total compensation for our named executive officers, as reported in the Summary Compensation Table below, among the various components. The compensation committee believed this allocation to be appropriate after consideration of the factors described above.

NAME	SALARY	IPO BONUS	ANNUAL CASH INCENTIVE	COST SAVINGS ACHIEVEMENT PLAN	OPTION AWARDS	BENEFITS & OTHER COMPENSATION	TOTAL COMPENSATION	PERFORMANCE BASED COMPENSATION
Anthony M. Jabbour	2.8%	0.0%	4.2%	25.2%	67.8%	0.0%	100%	97.2%
Stephen C. Daffron	6.7%	0.0%	7.5%	23.2%	62.5%	0.1%	100%	93.1%
Bryan T. Hipsher	12.5%	15.4%	7.7%	32.3%	31.9%	0.3%	100%	87.2%
Joe A. Reinhardt, III	16.0%	16.7%	9.8%	26.3%	30.4%	0.7%	100%	83.3%

Compensation Components

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. We explain how we use these non-GAAP measures in our discussions about incentives below.

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Base Salary

Base salaries reflect the fixed component of the compensation for an executive officer’s ongoing contribution to the operating performance of his area of responsibility. We provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. Our named executive officers’ base salaries were based on their respective employment agreements with us. Base salaries may be adjusted after annual reviews.

Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considered the peer compensation data provided by our compensation consultant, Mercer, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

Annual Performance-Based Cash Incentive

In 2020, we established annual cash incentive opportunities for each of our named executive officers under our Annual Incentive Plan. We use the Annual Incentive Plan to provide a form of at-risk, performance-based pay that is focused on achievement of critical, objectively measurable, annual financial objectives. The 2020 annual cash incentives were conditioned upon the achievement of pre-defined financial objectives, which were determined by our compensation committee. The Annual Incentive Plan plays an important role in our approach to total compensation. It motivates participants to work hard and proficiently toward improving our operating performance for a fiscal year, and it requires that we achieve defined annual financial performance goals before participants become eligible for an incentive payout. We believe that achieving our financial objectives is important to executing our business strategy, strengthening our services and solutions, improving client satisfaction and gaining new clients and delivering long-term value to our shareholders. In addition, the cash incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

In March 2020, our compensation committee approved the 2020 fiscal year financial performance objectives and a target incentive opportunity for our named executive officers, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to an executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level. Each executive’s target incentive opportunity under the Annual Incentive Plan was established by our compensation committee as described above for executive officers as a percentage of each individual’s base salary, as follows: Mr Jabbour 200% of base salary, Dr. Daffron 150% of base salary, Mr. Hipsher 100% of base salary and Mr. Reinhardt 100% of base salary. The amounts of all of our named executive officers’ 2020 target annual cash incentive opportunities were the same as their 2019 incentive opportunities.

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With respect to Mr. Jabbour and Dr. Daffron, in setting their target and maximum annual cash incentive opportunities for 2020, the compensation committee considered that they are the driving force behind our execution of our strategic vision, including optimization of our go-to- market and client service strategies; simplifying and scaling our technologies; expanding and enhancing our data; and strengthening and enhancing our solutions to provide insights into our data, all while maintaining an efficient cost structure to create the most value for our shareholders.

The amount of the annual incentives actually paid depends on the level of achievement of the pre established goals as follows:

•	If threshold performance is not achieved, no incentive will be paid.

•	If threshold performance is achieved, the incentive payout will equal 50% of the executive officer’s target incentive opportunity.

•	If target performance is achieved, the incentive payout will equal 100% of the executive officer’s target incentive opportunity.

•	If maximum performance is achieved, the incentive payout will equal 200% of the executive officer’s target incentive opportunity, except for except for Mr. Jabbour, whose maximum incentive payout is equal to 300% of his target incentive opportunity.

•	Between these levels, the payout is prorated.

Threshold performance levels were established to challenge our executive officers. Maximum performance levels were established to limit annual incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay-for-performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company.

Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and our compensation committee. In setting 2020 performance metrics, our compensation committee considered the following:

•	consistency among the 2020 performance targets and the 2020 business plan; and

•	the effect that reaching performance targets would have on our growth and operating efficiency.

The 2020 performance metrics were adjusted EBITDA, adjusted revenue and new sales weighted 60%, 25% and 15%, respectively. These performance metrics are among the most important measures in evaluating the financial performance of our business, and they can have a significant impact on long-term value creation and the investing community’s expectations.

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These annual incentive performance goals are synchronized with our annual budget, our long- term financial plan, and our board of directors’ expectations. In the following table, we explain how we calculate the performance measures and why we use them.

PERFORMANCE MEASURE	WEIGHT	HOW CALCULATED	REASON FOR USE
Adjusted EBITDA	60%

GAAP Net income (loss) attributable to Dun & Bradstreet adjusted to exclude certain income statement items including, but not limited to, (i) depreciation and amortization; (ii) interest expense and income; (iii) income tax provision or benefit; (iv) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (v) equity-based compensation; (vi) charges associated with significant legal and regulatory matters; (vii) exit costs, impairments, and other charges; (viii) costs associated with debt and equity offerings; (ix) acquisition- related costs; and (xi) other expenses and income, net.

We believe adjusted EBITDA is useful to investors as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management uses adjusted EBITDA as a measurement used to compare our operating performance to our peers and competitors.

Adjusted revenue	25%

GAAP revenues on a constant currency basis adjusted to include revenues not recorded due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. For annual incentive purposes, we also exclude the effect of acquisitions and divestitures.

			We believe adjusted revenue is useful to investors and management as a supplemental measure to evaluate our performance on a consistent basis.
New sales	15%	The aggregate of (i) sales of products to new clients in 2020; and (ii) sales of products to existing clients with an incremental increase over prior year sales.

We believe new sales is a driver of future revenue growth. It rewards management for success at selling new products to our clients and gaining new clients. We believe this performance measure is a tangible indication of our executives’ immediate efforts to grow adjusted revenue and adjusted EBITDA.

Adjusted EBITDA and adjusted revenue are non GAAP financial measures that we believe are useful to investors in evaluating our overall financial performance. We believe these measures provide useful information about operating results and profitability, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

Final calculations of our achievement of the performance measures are subject to adjustment for acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations. These adjustments encourage our executives to focus on achieving strong financial performance and efficient operation of our continuing businesses during the year to achieve the performance measures. The adjustments also ensure that the achievement of the performance measures, as determined by the compensation committee at the end of the performance period, correlate with the budget and thereby serve as barometers of management’s performance in growing our business, obtaining new clients, and operating the business effectively and efficiently. The adjustments also encourage our executives to focus on the long-term benefit of acquisitions or divestitures regardless of whether they may have a positive or negative impact on our adjusted revenues and adjusted EBITDA in the current year.

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Despite the negative effect that COVID-19 had on the financial performance of most companies in 2020, including Dun & Bradstreet, the compensation committee did not make any adjustments to performance measures that would have resulted in higher incentive-based compensation for the named executive officers.

Set forth below are the relative percentage weights of the 2020 performance metrics, the threshold, target and maximum performance levels for each performance metric and 2020 performance results. For information on the ranges of possible payments under our Annual Incentive Plan, see “—Grants of Plan Based Awards” under the column Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

PERFORMANCE METRIC	WEIGHT	THRESHOLD	TARGET	MAXIMUM	PERFORMANCE RESULT	PAYOUT FACTOR
		($ in millions)	($ in millions)	($ in millions)	($ in millions)
Adjusted EBITDA	60%	726	756	793	$741.4	75.7%
Adjusted revenue	25%	1,773	1, 815	1,841	$1,766.1	–
New sales	15%	270	320	370	$308.6	88.6%

For 2020, we assigned a relative percentage weight of 60% to the adjusted EBITDA performance metric, 25% to the adjusted revenue performance metric and 15% to the new sales performance metric. The percentage weight of each performance metric equates to the maximum percentage of incentive awards payable upon achieving the threshold, target or maximum performance level determined for such performance metric. The relative percentage weights for the performance metrics sum to 100%, and therefore 100% of the annual incentive awards would potentially be payable if target performance levels were achieved for all three of the 2020 performance metrics.

The table below shows each named executive officer’s 2020 target incentive opportunity and the amounts actually paid under the Annual Incentive Plan.

NAME	2020 BASE SALARY (1)	2020 ANNUAL INCENTIVE TARGET (2)	2020 INCENTIVE PAY TARGET	ACTUAL PERFORMANCE MULTIPLIER	2020 TOTAL INCENTIVE EARNED
Anthony M. Jabbour	$250,000	200%	$500,000	58.7%	$293,466
Stephen C. Daffron	$650,000	150%	$975,000	58.7%	$572,260
Bryan T. Hipsher	$425,000	100%	$425,000	58.7%	$249,466
Joe A. Reinhardt, III	$500,000	100%	$500,000	58.7%	$293,466

(1)	Represents annual base salary set in accordance with the terms of each of the named executive officers’ respective employment agreement. See “—Employment Agreements.”

(2)	Represents the 2020 Annual Incentive Target as a percentage of the named executive’s 2020 base salary.

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One-Time IPO Award

Demand for our IPO was very strong, resulting in an increase in the size of the offering at a price of $22.00 per share, which exceeded the initial filing range of $19.00 to $21.00. In light of this highly successful IPO, we paid one-time cash awards to Messrs. Hipsher and Reinhardt in recognition of their significant contributions toward the success of the IPO, as the IPO was a very important strategic objective for the Company and each of them worked an immense number of hours to accomplish a successful result.

Long-Term Equity Incentives

Prior to our IPO, we used our Long-Term Incentive Plan for Executive Employees (the LTIP) to grant long-term incentive awards in the form of profits interests. These profits interests, or common units, granted under the LTIP vest ratably over a three-year period beginning on the date of grant, subject to the named executive officer’s continued employment with us or any subsidiary. In connection with our IPO, we adopted the 2020 Omnibus Incentive Plan (the Omnibus Plan). The underlying principles of our 2020 equity incentive program are to align our executives’ financial interests with those of our investors in order to motivate, incentivize and reward management for executing on our long-term strategy and financial goals and delivering significant financial return to our investors. In connection with the IPO, we granted stock option awards under the Omnibus Plan to a small group of key employees, including Messrs. Jabbour, Daffron, Hipsher and Reinhardt, to focus them on increasing long-term shareholder value. The stock option awards have an exercise price equal to our IPO price of $22.00 per share, vest ratably over three years from June 30, 2020, subject to continued employment with the Company. The stock option awards only have value if our stock price increases following issuance of the awards.

Our compensation committee considers several qualitative and quantitative factors when determining equity incentive award levels, and ultimately uses its judgment when determining the terms of individual awards. The factors the compensation committee considers include the following:

•	the executive officer’s level of responsibility and ability to influence our performance;

•	the executive officer’s level of experience, skills and knowledge;

•	the need to retain and motivate highly talented executive officers;

•	corporate governance considerations related to executive officer compensation; and

•	our current business environment, objectives and strategy.

While our compensation committee considered each of the factors set forth above in arriving at the specific awards granted to each of our named executive officers in 2020, its determination was not formulaic; rather, our compensation committee exercised its discretion to make decisions based on its assessment of the totality of the factors, including the significant

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financial return that our officers returned to our shareholders. In particular, with respect to Mr. Jabbour and Dr. Daffron, the relative size of their option awards and prior profits interests awarded as compared to option awards and prior profits interest grants to others is reflective of our compensation committee’s subjective assessment of the significant value they add to our organization and their ability to shape and execute on our long-term strategy and impact our long-term success. Similar to the option awards issued to our executives in 2020, the profits interest awards only have value to the extent that our equity value increases after issuance.

In connection with our IPO, under the 2020 Omnibus Incentive Plan, we made the following stock options grants to purchase the equivalent amount of shares of our common stock to our named executives officers, which will vest ratably over three years commencing on June 30, 2021: Mr. Jabbour 920,000; Dr. Daffron 920,000; Mr. Hipsher 200,000; and Mr. Reinhardt 175,000. See “—Potential Payments under 2020 Omnibus Incentive Plan” for a discussion of treatment of such awards upon an occurrence of a change in control.

For information about the grant date fair values of the options granted to our named executive officers in 2020 and the profits interests granted to our named executive officers in 2019, see “—Summary Compensation Table.” The grant date fair values reflect the potential future value of the stock options and profits interests. The actual amounts realized by our named executive officers with respect to the options or profits interests may be greater or less than the fair value estimates.

Cost Savings Achievement Plan

In March 2019, we adopted the Cost Savings Achievement Plan to grant incentive awards to our executive officers in the form of cash awards. The underlying principles of our Cost Savings Achievement Plan is to reward a small group of executives who have the greatest impact on our cost savings objectives. The cost savings incentives earned are based on the achievement of specified levels of cost savings achieved beginning February 8, 2019 and ending on March 31, 2019, and for each calendar quarter thereafter until the board or compensation committee terminates the plan. Cost savings are defined as the annualized net expense savings from specific actions taken by management. The board of directors (or our compensation committee) has final authority to determine whether a specific amount will qualify as a cost savings. No incentive bonus will be earned until the annualized cost savings amount reaches $75.0 million.

The amount of the incentives actually paid depends on the level of achievement of pre- established goals. In the first quarter of 2020, 100% of the executive’s target incentive was paid out based on the 2019 cost savings achieved, with 50% based on cost savings achievement achieved and 50% paid at the discretion of the Chief Executive Officer and President, based upon the executive’s contribution to the cost savings achievement. Beginning in the first quarter of 2020 and thereafter until the Cost Savings Achievement Plan is terminated by our compensation committee, our named executive officers will be eligible to earn cash payments for cost savings achieved each quarter, with 50% of such targets being paid in the following

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quarter and the remaining 50% paid one year later at the discretion of the Chief Executive Officer and President based on the executive’s contribution to the cost savings achievement, other than with respect to discretionary amounts paid to Mr. Jabbour and Dr. Daffron, which are subject to approval by the board or the compensation committee.

For earned amounts in respect of cost savings achieved during 2020, the allocation under our Cost Savings Achievement Plan were as follows, as a result of amounts that were reallocated due to certain employee departures: Mr. Jabbour 18.5%; Dr. Daffron 18.5%; Mr. Hipsher 10.9%; and Mr. Reinhardt 8.2%. These allocations were selected by our compensation committee based on its judgment of each named executive officer’s ability to impact the achievement of the program’s objectives. In particular, with respect to Mr. Jabbour and Dr. Daffron, their allocations are reflective of our compensation committee’s subjective assessment of their critical roles within our organization, particularly in achieving the cost reduction goals of our Cost Savings Achievement Plan.

The first measurement period under the Cost Savings Achievement Plan began on February 8, 2019 and ended on March 31, 2019. No payments were made under the Cost Savings Achievement Plan until the first quarter of 2020, at which time participants received payment of their incentives earned for all periods through December 31, 2019. For fiscal year ended December 31, 2020, our compensation committee determined that cost savings of $38.4 million had been achieved under our Cost Savings Achievement Plan and a total of $5.4 million in cash incentives had been earned by our named executive officers thereunder. The achieved savings have been validated by a third-party accounting firm. These amounts were reflected in the non- equity incentive compensation column for 2020 in the Summary Compensation Table.

The table below sets forth the quarterly earned amounts for 2020 to our named executive officers under the Cost Savings Achievement Plan, with 50% having been paid at the conclusion of each quarter:

NAME	JABBOUR	DAFFRON	HIPSHER	REINHARDT
March 31, 2020	$115,802	$115,802	$68,622	$51,466
June 30, 2020	$637,841	$637,841	$377,980	$283,485
September 30, 2020	$208,472	$208,472	$123,539	$92,654
December 31, 2020	$808,631	$808,631	$479,189	$359,392

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We Promote Long-Term Stock Ownership for Our Executives

We have formal stock ownership guidelines for our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and thereby align a significant portion of their own economic interests with those of our shareholders. The guidelines call for the executive to reach the ownership multiple within five years. The guidelines, including those applicable to non-employee directors, are as follows:

POSITION	MINIMUM AGGREGATED VALUE
CEO	6 × base salary
Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Our named executive officers and our board of directors maintain significant long-term investments in our company. As of December 31, 2020, each of our named executive officers and non-employee directors holdings of our stock significantly exceeded these stock ownership guidelines as of December 31, 2020, other than Messrs. Hagerty, Jackson and Rao. Collectively, as reported in the table “Security Ownership of Management and Directors,” our named executive officers and directors beneficially own an aggregate of 36,436,762 shares of our common stock as of April 20, 2021, which represents approxiately 10% of our outstanding common stock with a value of approximately $854 million based on the closing price of our common stock on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long- term results and increasing shareholder return.

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer “defined benefit” pensions or supplemental executive retirement plans for our named executive officers.

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Benefit Plans

401(k) Plan. We sponsor a defined contribution savings plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code), in which all of our employees in the United States, including our named executive officers, are eligible to participate. The plan contains a “cash or deferred arrangement” under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 50% of their eligible compensation, but not more than statutory limits, generally $19,500 in 2020.

A participant could receive the value of their vested account balance upon termination of employment. A participant is always 100% vested in their voluntary contributions. Vesting in matching contributions, if any, occurs following three years of service (or attainment of normal retirement age) based on continued employment.

For information regarding the matching contributions made to our named executive officers in 2020 see “—Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

Employee Stock Purchase Plan. Beginning January 1, 2021, we offer an employee stock purchase plan, or ESPP, through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants in the ESPP may deduct up to 15% of their after-tax base pay. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters if the participant has held the shares purchased in the quarter to which the matching contribution relates for at least one year. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees. We provide all our employees, including our named executive officers, with basic life insurance and the option for additional life insurance. The taxable portion of the premiums on company-paid basic life insurance for our named executive officers is reflected below under “—Summary Compensation Table” under the column “All Other Compensation” and related footnote.

Other Benefits. We provide few perquisites to our executives that are not offered to our employees generally. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2020 can be found in the “—Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

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Employment Agreements and Post Termination Compensation and Benefits

We have entered into employment agreements with our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of these agreements see “— Employment Agreements” below.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual cash incentives, our Omnibus Incentive Plan and approving individual grants and awards under those plans for our named executive officers.

In connection with our 2020 executive compensation programs, our compensation committee engaged Mercer, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee. Mercer reported directly to the compensation committee. During 2020, the Company also engaged Mercer’s Health & Benefits business to provide consulting support in conjunction with Mercer’s role as broker of record for selected employee benefits. We paid Mercer $298,041 in connection with these services in 2020. In March 2020, the compensation committee reviewed the independence of Mercer in accordance with the rules of the NYSE regarding the independence of consultants to the compensation committee, and affirmed the consultant’s independence.

In March 2020, our Chief Executive Officer, Mr. Jabbour, made recommendations with respect to the compensation of his direct reports. William P. Foley, II, our non-executive Chairman of the board, made recommendations with respect to Mr. Jabbour’s compensation. In addition, Colleen Haley, our Corporate Secretary, coordinated with our compensation committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the committee, assisted Mercer in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in Mercer’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, Mercer and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

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To assist our compensation committee, Mercer conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our Omnibus Incentive Plan, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

The compensation committee compares our executive compensation program to a group of companies that are comparable in terms of size and industry, or peer group. The overall purpose of this peer group is to provide a market frame of reference for evaluating our compensation arrangements (current or proposed), understanding compensation trends among comparable companies, and reviewing other compensation and governance-related topics that may arise during the course of the year. The primary factors used to select the peer group were revenue (with peer group companies’ revenue ranging from approximately 1/4 to 3 times our projected 2020 revenue, which at the time was estimated to be approximately $1.766 billion), market capitalization, EBITDA, industry focus, geographic footprint and business model.

The fiscal year 2020 peer group consisted of the following 14 companies:

•	Thompson Reuters Corporation	•	CoreLogic, Inc.

•	Intercontinental Exchange, Inc.	•	MSCI Inc.

•	Global Payments Inc.	•	Factset Research System Inc.

•	Moody’s Corporation	•	Costar Group, Inc.

•	Equifax Inc.	•	Morningstar, Inc.

•	TransUnion	•	Black Knight, Inc.

•	Versik Analytics, Inc.	•	Forrester Research, Inc.

The revenue range of these companies at that time was between approximately $462 million and $5.2 billion, with median revenue of $2.173 billion. This compares to our 2020 revenue estimate at that time of about $1.766 billion.

The compensation committee determined that Fair Isaac Corporation will replace Global Payments Inc. in the peer group for fiscal year 2021 to better align the revenue size of each of our peer group companies with our own.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

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Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be competitive in our market.

In 2020, our named executive officers’ base salaries and annual cash incentive target payout levels were set in accordance with the terms of their employment agreements. The employment agreements were negotiated documents between us, each executive and our new investors, and are described further under “—Employment Agreements” below.

When determining the value of the base salary and cash and equity incentives under the Annual Incentive Plan that each of our named executive officers would receive, our compensation committee considered a number of important qualitative and quantitative factors including:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance;

•	the business environment and our business objectives and strategy;

•	the executive’s ability to impact our achievement of the goals for which the compensation program was designed, including achieving our long-term financial goals, increasing investor value and achieving cost savings and efficiencies following the acquisition; and

•	whether corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers. For instance, with respect to Messrs. Jabbour and Daffron, our compensation committee considered, as it did when structuring all of their compensation arrangements, the material role they play in our organization, the significant influence they have on our equity value, and the importance of retaining their services and continued focus and dedication. Our compensation committee recognizes Mr. Jabbour’s unique abilities and track record with respect to formulating and executing on a strategic vision to build significant value for shareholders. Our compensation committee also considered Dr. Daffron’s knowledge of and long experience in our industry, as well as the key role he plays in developing and operationalizing our short-term and long-term business strategies. The relative size of Mr. Jabbour’s and Dr. Daffron’s incentives in 2020 were reflective of our compensation committee’s subjective assessment of the value they add to our organization and its success. The structure and terms of the compensation provided to Mr. Jabbour and Dr. Daffron is also

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reflective of the role they play within our organization, with the majority being performance- based. We believe that the cost of Mr. Jabbour’s and Dr. Daffron’s incentives is outweighed by the immediate and long-term benefits we and our shareholders stand to gain by having them dedicated, focused and materially aligned financially with our success.

Hedging and Pledging Policy

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Company securities in margin accounts or pledging them as collateral for loans.

Clawback Policy

In 2021, our compensation committee adopted a policy to clawback and recover incentive- based compensation paid to our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Under the policy, in the event of such a restatement we will clawback any incentive-based compensation paid during the preceding three-year period to the extent it would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2020.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted by any publicly held company in any one year for compensation paid to certain executive officers. Due to the IPO, beginning with our 2021 taxable year these deduction disallowance rules will be applicable to the Company’s principal executive officer and principal financial officer serving at any time during the taxable year, its three other most highly compensated executive officer employed at the end of the taxable year and any employee who was covered under Section 162(m) for any earlier tax year that began after December 31, 2016. While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

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Our compensation committee also considers the accounting impact when structuring and approving awards. We account for equity based payments, including profits interest awards, in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718), which governs the appropriate accounting treatment of equity based payments under generally accepted accounting principles (GAAP).

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard N. Massey (Chair)

Thomas M. Hagerty

James A. Quella

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EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

The following table provides compensation information awarded to, earned by or paid to our named executive officers for fiscal years ended December 31, 2019 and 2020.

NAME	YEAR	SALARY ($) (1)	BONUS ($) (2)	STOCK AWARDS ($)	OPTION AWARDS ($) (3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (4)	ALL OTHER COMPENSATION ($) (5)	TOTAL ($)
Anthony M. Jabbour Chief Executive Officer	2020	197,917	–	–	4,771,948	2,064,212	138	7,034,215
	2019	212,180	101,430	11,929,851	–	6,112,688	35	18,356,184
Stephen C. Daffron President	2020	514,583	–	–	4,771,948	2,343,006	10,371	7,639,908
	2019	583,751	101,430	8,947,389	–	6,562,163	6,761	16,201,494
Bryan T. Hipsher Chief Financial Officer	2020	407,292	500,000	–	1,037,380	1,298,776	10,029	3,253,477
	2019	381,683	60,106	1,491,231	–	3,607,425	88,161	5,628,606
Joe A. Reinhardt III Chief Legal Officer	2020	479,167	500,000	–	907,708	1,080,463	19,642	2,986,980
	2019	449,039	45,080	1,192,887	–	3,039,250	77,446	4,803,702

(1)	For 2020, base salary amounts represents reductions from May 1 through September 30. Amounts are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary under our 401(k) plan.

(2)	For 2020, represents special one-time cash bonuses earned by Messrs. Hipsher and Reinhardt in connection with our IPO in 2020.

(3)	Represents the aggregate grant date fair value of the option awards granted on June 30, 2020 in connection with our IPO computed in accordance with ASC Topic 718. These values have been determined based on the assumptions set forth in Note 11 to our consolidated financial statements included in the 2020 Annual Report on Form 10-K filed on February 25, 2021.

(4)	Represents performance-based amounts earned under our Annual Incentive Plan and the total amounts earned under the Cost Savings Achievement Plan (including the 50% that is discretionary to be paid the following year). For fiscal year 2020, the named executive officers earned the following performance based amounts under our Annual Incentive Plan and total amounts earned under the Cost Savings Achievement Plan (including the 50% that is discretionary to be paid the following year), respectively: Mr. Jabbour $293,466 and $1,770,746; Dr. Daffron $572,260 and $1,770,746; Mr. Hipsher $249,466 and $1,049,330; and Mr. Reinhardt $293,466 and $786,997.

(5)	Includes 401(k) matching contributions, life insurance premiums and commuting costs (including a tax gross up), as set forth below:

NAME	YEAR	401(K) MATCHING CONTRIBUTIONS	LIFE INSURANCE PREMIUMS	COMMUTING COSTS	TOTAL
Anthony M. Jabbour Chief Executive Officer	2020	–	138	–	138
Stephen C. Daffron President	2020	9,975	396	–	10,371
Bryan T. Hipsher Chief Financial Officer	2020	9,975	54	–	10,029
Joe A. Reinhardt III Chief Legal Officer	2020	9,975	258	9,409	19,642

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Grants of Plan-Based Awards

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2020.

	ESTIMATED FUTURE PAYOUTS UNDER NON EQUITY INCENTIVE PLAN AWARD				ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE PRICE OF OPTION AWARD ($/SH)	GRANT DATE FAIR VALUE OPTION AWARDS($)
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
Anthony M. Jabbour Chief Executive Officer	3/4/2020(1)	632,813	1,476,563	4,640,625	–	–	–
	3/4/2020(2)	250,000	500,000	1,500,000	–	–	–
	6/30/2020(3)	–	–	–	920,000	22.00	4,771,948
Stephen C. Daffron President	3/4/2020(1)	632,813	1,476,563	4,640,625	–	–	–
	3/4/2020(2)	487,500	975,000	1,950,000	–	–	–
	6/30/2020(3)	–	–	–	920,000	22.00	4,771,948
Bryan T. Hipsher Chief Financial Officer	3/4/2020(1)	375,000	875,000	2,750,000	–	–	–
	3/4/2020(2)	212,500	425,000	850,000	–	–	–
	7/1/2020(3)	–	–	–	200,000	22.00	1,037,380
Joe A. Reinhardt III Chief Legal Officer	3/4/2020(1)	281,250	656,250	2,062,500	–	–	–
	3/4/2020(2)	250,000	500,000	1,000,000	–	–	–
	6/30/2020(3)	–	–	–	175,000	22.00	907,708

(1)	Amounts reflect potential payments to be made under our Cost Savings Achievement Plan for fiscal 2020 based on the achievement of specified levels of cost savings achieved during 2020. Threshold amounts represent each executive’s allocation of the incentive pool if the threshold annualized cost savings of $100.0 million are achieved and Target amounts represent each executive’s allocation of the incentive pool if the annualized cost savings of $125.0 million are achieved. For annualized savings over $125.0 million, each executive will receive their respective allocation of an incentive pool equal to $8.75 million plus 25% of the annualized cost savings over $125.0 million, with no cap on the incentive pool. No amounts are paid under the Cost Savings Achievement Plan if the annualized savings achieved are less than $75.0 million. For 2020, our executives’ allocations of the incentive pool, including any amounts redistributed due to participant terminations, under the Cost Savings Achievement Plan are as follows: Mr. Jabbour 18.5%; Dr. Daffron 18.5%; Mr. Hipsher 10.9%; and Mr. Reinhardt 8.2%.

(2)	Amounts reflect potential payments to be made under our Annual Incentive Plan for fiscal 2020. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 200% of such target amount for each executive other than Mr. Jabbour, for whom it is 300% of his target amount. Target amounts, as a percentage of base salary, for each of our named executive officers under our Annual Incentive Plan are as follows: Mr. Jabbour 200%; Dr. Daffron 150%; Mr. Hipsher 100% and Mr. Reinhardt 100%.

(3)	Represents options to purchase shares of the Company’s common stock granted on June 30, 2020 under our Omnibus Plan in connection with our IPO. The vesting dates for these options are set forth in the Outstanding Equity Awards at Fiscal Year-End table below. These options are scheduled to expire seven years after the date of grant. The full grant date fair value of stock options under ASC 718 have been determined based on the assumptions set forth in Note 11 to our audited consolidated financial statements included in the 2020 Annual Report on Form 10-K filed on February 25, 2021.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2020.

	OPTION AWARDS			STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)(1)	OPTION EXERCISE PRICE($)	OPTION EXPIRATION DATE	NUMBER OF COMMON UNITS AWARDED THAT HAVE NOT VESTED (#)(2)	MARKET VALUE OF COMMON UNITS AWARDED THAT HAVE NOT VESTED ($)(3)
Anthony M. Jabbour Chief Executive Officer	920,000	22.00	6/30/2027	2,685,818	66,876,868
Stephen C. Daffron President	920,000	22.00	6/30/2027	2,014,363	50,157,639
Bryan T. Hipsher Chief Financial Officer	200,000	22.00	6/30/2027	335,727	8,359,602
Joe A. Reinhardt III Chief Legal Officer	175,000	22.00	6/30/2027	268,560	6,687,144

(1)	The options were granted under the 2020 Omnibus Incentive Plan and vest ratably over three years commencing on June 30, 2021, subject to continued service.

(2)	Subject to the named executive officer’s continued service through the applicable vesting date, the common units vest ratably over a three year period on each of the first three anniversaries of the grant date of March 12, 2019 for Messrs. Jabbour, Daffron, Hipsher and Reinhardt. Our named executive officers, as limited partners of Star Parent, are able to redeem their profits interests, or common units, in Star Parent for shares of our common stock held by Star Parent, in accordance with Star Parent’s partnership agreement. To the extent any of the profits interests, or common units, are unvested at the time of redemption, such interests will be restricted shares of common stock and subject to forfeiture to the Company.

(3)	The market value was determined using $24.90, the closing market price as of December 31, 2020.

Stock Vested

The following table sets forth information concerning profits interests (on an aggregated basis) that vested during the fiscal year ended December 31, 2020 for each of the named executive officers.

	COMMON UNITS
NAME	NUMBER OF SHARES AVAILABLE TO BE ACQUIRED ON VESTING (#)	VALUE AVAILABLE TO BE REALIZED ON VESTING($)
Anthony M. Jabbour Chief Executive Officer	1,342,908	33,438,409
Stephen C. Daffron President	1,007,182	25,078,832
Bryan T. Hipsher Chief Financial Officer	167,864	4,179,814
Joe A. Reinhardt III Chief Legal Officer	134,280	3,343,572

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Employment Agreements and Other Arrangements

We are party to employment agreements with each of our named executive officers. The material terms of these agreements are summarized below. Additional information regarding post termination benefits provided under these employment agreements and other agreements can be found under “—Potential Payments Upon Termination or Change in Control” below.

Anthony M. Jabbour

We entered into a three-year employment agreement with Mr. Jabbour, effective February 8, 2019, to serve as our Chief Executive Officer, with a provision for automatic annual extensions beginning on February 8, 2020 and continuing thereafter unless either party provides timely notice that the term should not be extended. The employment agreement provides that we will pay Mr. Jabbour a base salary of no less than $250,000 per year, and that Mr. Jabbour is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. Mr. Jabbour’s target bonus is set at 200% of his base salary, with a maximum of up to 600% of his base salary. Mr. Jabbour’s employment agreement also provides that, in the event we are sold during the employment term and/or outperform our financial projections in any calendar year, Mr. Jabbour is eligible to receive a discretionary bonus in an amount determined by the compensation committee. Mr. Jabbour is entitled to the benefits we provide to our other employees generally.

In addition, Mr. Jabbour’s employment agreement provides that he is eligible to participate in our Cost Savings Achievement Plan, our equity incentive plan and any future equity incentive plans. Mr. Jabbour’s profit interests awards and Cost Savings Achievement Plan allocation are described above.

Mr. Jabbour’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Jabbour pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Jabbour may elect for such payments to be reduced so that no such excise tax will be imposed; and that if Mr. Jabbour does not elect to have such payments so reduced, Mr. Jabbour is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Jabbour’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change in Control” below.

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Stephen C. Daffron

We entered into a three-year employment agreement with Dr. Daffron, effective November 19, 2018, to serve as our President, with a provision for automatic annual extensions beginning on February 8, 2021 and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Dr. Daffron’s minimum annual base salary is $650,000 per year and Dr. Daffron is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. Dr. Daffron’s target bonus is set at 150% of his base salary, with a maximum of up to 300% of his base salary. Dr. Daffron is entitled to the benefits we provide to our other employees generally.

In addition, Dr. Daffron’s employment agreement provides that he is eligible to participate in any future equity incentive plans and any future synergy plans. Dr. Daffron’s profit interests awards and Cost Savings Achievement Plan allocation are described above.

Dr. Daffron’s employment agreement also provides that, if any payments or benefits to be paid to Dr. Daffron pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Dr. Daffron may elect for such payments to be reduced so that no such excise tax will be imposed; and that if Dr. Daffron does not elect to have such payments so reduced, Dr. Daffron is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Dr. Daffron’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change in Control” below.

Bryan T. Hipsher

We entered into a three-year employment agreement with Mr. Hipsher, effective February 8, 2019, to serve as our Chief Financial Officer, with a provision for automatic annual extensions beginning on February 8, 2021 and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Hipsher’s minimum annual base salary is $425,000 and Mr. Hipsher is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. Mr. Hipsher’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Hipsher is entitled to the benefits we provide to our other employees generally.

In addition, Mr. Hipsher’s employment agreement provides that he is eligible to participate in our equity incentive plan, any future equity incentive plans and any future synergy plans. Mr. Hipsher’s profit interests awards and Cost Savings Achievement Plan allocation are described above.

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Mr. Hipsher’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Hipsher pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Hipsher may elect for such payments to be reduced so that no such excise tax will be imposed; and that if Mr. Hipsher does not elect to have such payments so reduced, Mr. Hipsher is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Hipsher’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change in Control” below.

Joe A. Reinhardt III

We entered into a three-year employment agreement with Mr. Reinhardt, effective February 8, 2019, to serve as our Chief Legal Officer, with a provision for automatic annual extensions beginning on February 8, 2021 and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Reinhardt’s minimum annual base salary is $500,000 and Mr. Reinhardt is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. Mr. Reinhardt’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Reinhardt is entitled to the benefits we provide to our other employees generally.

In addition, Mr. Reinhardt’s employment agreement provides that he is eligible to participate in our equity incentive plan, any future equity incentive plans and any future synergy plans. Mr. Reinhardt’s profit interests awards and Cost Savings Achievement Plan allocation are described above.

Mr. Reinhardt’s employment agreement also provides that, if any payments or benefits to be paid to Mr. Reinhardt pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Reinhardt may elect for such payments to be reduced so that no such excise tax will be imposed; and that if Mr. Reinhardt does not elect to have such payments so reduced, Mr. Reinhardt is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Mr. Reinhardt’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under “—Potential Payments Upon Termination or Change in Control” below.

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Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment (including in connection with a change in control). The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable with respect to the named executive officers, their employment agreements if their employment had terminated on December 31, 2020.

For the named executive officers, the types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. Our named executive officers are not parties to any arrangement pursuant to which they receive cash payments or other benefits upon a change in control, except with respect to the acceleration of equity awards described under “—Estimated Equity Payments Upon Termination of Employment or Change in Control” below. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of equity awards would be dependent on the value of the underlying profits interests.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Potential Payments under 2020 Omnibus Incentive Plan

In addition to the post termination rights and obligations set forth in the employment and award agreements and other agreements, our 2020 Omnibus Incentive Plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our 2020 Omnibus Incentive Plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control (as defined therein), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:

Options and Stock Appreciation Rights (SARs): (i) If we are the surviving entity or the surviving entity assumes or issues substitute awards for the outstanding options and SARs granted under the 2020 Omnibus Incentive Plan, such outstanding options and SARs will continue to be governed by their respective terms. If a participant is terminated without Cause or resigns for Good Reason (each as defined in the 2020 Omnibus Incentive Plan) within two years following the change in control, then such participant’s unvested options and/or SARs will become fully vested and remain exercisable until the first to occur of three months following the date of

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such termination (or such later date as is set forth in the applicable award agreement) and the original expiration date. (ii) If we are not the surviving entity and the surviving entity neither assumes nor issues substitute awards for outstanding options and SARs granted under the 2020 Omnibus Incentive Plan, each option and SAR will become fully vested and cancelled in exchange for a cash payment equal to (i) the excess of the fair market value of the shares subject to the award immediately prior to the change in control over the exercise or base price per share, multiplied by (ii) the number of shares subject to the award.

Awards Not Subject to Performance-Based Vesting: (i) If we are the surviving entity or the surviving entity assumes or issues substitute awards for outstanding awards granted under the 2020 Omnibus Incentive Plan that are not subject to performance-based vesting (other than options or SARs), such outstanding awards will continue to be governed by their respective terms. If a participant is terminated without Cause or resigns for Good Reason (each as defined in the 2020 Omnibus Incentive Plan) within two years following the change in control, then such participant’s unvested awards will become fully vested. (ii) If we are not the surviving entity and the surviving entity neither assumes nor issues substitute awards for outstanding awards granted under the 2020 Omnibus Incentive Plan that are not subject to performance-based vesting (other than options or SARs), each award will become fully vested and cancelled in exchange for a cash payment equal to the fair market value of the shares subject to the award immediately prior to the change in control multiplied by the number of such shares.

Awards Subject to Performance Based Vesting: Each award with performance-based vesting conditions will be converted into a time-based vesting award at target (if applicable), without proration, and will continue to vest as though such award had originally been granted subject to time-based vesting with a restricted period equal in length to the performance period of such award, subject to accelerated vesting upon a termination without Cause or resignation for Good Reason as described above.

Potential Payments under the Long-Term Incentive Plan for Executive Employees

In addition to the post termination rights and obligations set forth in the employment and award agreements and other agreements, including our 2020 Omnibus Incentive Plan, our LTIP provides for potential vesting and/or payment of awards in connection with a change in control. Upon a “change in control” (as defined in the LTIP), the profits interests granted will accelerate and fully vest, subject to the named executive officer’s continued employment with us or our subsidiaries through the change in control. Upon our IPO, the profits interests granted remained subject to the applicable vesting schedule.

Potential Payments under Employment Agreements and other Arrangements

As discussed above, we have entered into employment agreements with each of our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits that the named executive officers would receive in connection with various employment termination scenarios.

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Termination without Cause or by the Executive for Good Reason

Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause (as defined in the applicable employment agreement) and not due to death or disability, or by the executive for good reason (as defined in the applicable employment agreement), subject to the executive’s execution of a valid and effective release of claims in favor of the Company if requested by us, then the executive is entitled to receive:

•	any accrued obligations, which includes any earned but unpaid base salary and unpaid annual bonus payments relating to the prior year and any unpaid expense reimbursements;

•	a prorated annual bonus based on the actual incentive the named executive officer would have earned for the year of termination;

•	a lump sum payment equal to a percentage (250% in the case of Mr. Jabbour and 200% in the case of Dr. Daffron, Mr. Hipsher and Mr. Reinhardt, of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs;

•	Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) coverage (so long as the executive pays the premiums) for a period of eighteen months (three years in the case of Mr. Jabbour) or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of eighteen monthly COBRA premium payments (36 monthly COBRA premium payments in the case of Mr. Jabbour);

•	in the case of Mr. Jabbour, the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to 36 months of premiums; and

•	in the case of Mr. Jabbour, all stock option, restricted stock, and other equity-based incentive awards granted by us that were outstanding but not vested as of the date of termination shall become immediately vested and/or payable, as the case may be, unless vesting of the equity incentive awards is based upon satisfaction of performance criteria, in which case they will vest pursuant to their express terms.

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Termination Due to Death or Disability

Per the employment agreements, if the executive’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations;

•	a prorated annual bonus based on the fraction of the year the executive was employed; and

•	in the case of Messrs. Jabbour, Hipsher and Reinhardt, all stock option, restricted stock, and other equity-based incentive awards granted by us, that were outstanding but not vested as of the date of termination shall become immediately vested and/or payable, as the case may be, unless, in the case of Mr. Jabbour, vesting of the equity incentive awards is based upon satisfaction of performance criteria, in which case they will vest pursuant to their express terms.

Termination for Cause or by the Executive without Good Reason

If the executive’s employment is terminated by us for cause or by the executive without good reason our only obligation is the payment of any accrued obligations.

Estimated Cash Severance Payments Upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on December 31, 2020.

The table below includes the cash severance payment amounts that would have been payable to each our named executive officer in the event of a termination of employment by us not for cause or a termination by the executive for good reason pursuant to their employment agreements. Upon a termination of the executives’ employment due to death or disability, the executives would receive any accrued obligations.

REASON FOR TERMINATION PAYMENT	JABBOUR	DAFFRON	HIPSHER	REINHARDT
Termination by Company Without Cause (Including upon a Change in Control)	$2,455,374	$4,225,000	$2,165,014	$2,540,014
Termination by Employee for Good Reason (Including upon a Change in Control)	$2,455,374	$4,225,000	$2,165,014	$2,540,014
Death	$500,000	$975,000	$425,000	$500,000
Disability	$500,000	$975,000	$425,000	$500,000

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Estimated Equity Payments Upon Termination of Employment or Change in Control

As disclosed in the Outstanding Equity Awards at Fiscal Year End table, each named executive officer had outstanding unvested options and vested and unvested profits interests awarded on December 31, 2020.

The table below includes the estimated values of option awards and profits interests held by the named executive officers that would vest upon (i) a change of control (as defined in the LTIP or the 2020 Omnibus Incentive Plan, respectively), or (ii) termination of their employment due to death or disability (or in the case of Mr. Jabbour, termination by the company without cause or by Mr. Jabbour for good reason). Amounts were calculated by multiplying (i) the number of unvested outstanding option awards by the excess of the exercise price of the option over the closing market price of $24.90 as of December 31, 2020, and (ii) the number of unvested common units redeemable for shares of our common stock by the closing market price of $24.90 as of December 31, 2020. Our estimate of the value of profits interests and options awards that would vest assumes that a change of control or, as applicable, a termination of employment occurred on December 31, 2020.

ESTIMATED VALUE OF EQUITY AWARDS THAT WOULD VEST	JABBOUR	DAFFRON	HIPSHER	REINHARDT
Termination by Company Without Cause	$69,544,868	–	–	–
Termination by Employee for Good Reason	$69,544,868	–	–	–
Death	$69,544,868	–	$8,939,602	$7,194,644
Disability	$69,544,868	–	$8,939,602	$7,194,644
Change in Control	$66,876,868	$50,157,639	$8,359,602	$6,687,144

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, the compensation committee was composed of Richard N. Massey (Chair), Thomas M. Hagerty and James A. Quella. No member of the compensation committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2020. Mr. Quella was not a party to any disclosable related party transaction involving the Company in 2020. Transactions with the Company in which Mr. Massey or Mr. Hagerty may have had an indirect interest are disclosed below under “Certain Relationships and Related Transactions.” During fiscal year 2020, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

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Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk mitigation processes that are in place for each program. We also reviewed Adjusted Revenues, Adjusted EBITDA, compensation expense and incentive program expenses (including as a percentage of Adjusted Revenues).

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by our compensation committee’s review and approval of the awards and internal and external review of our financial results. We also believe that our use multi-year vesting schedules in our long-term incentive awards, as well as our executive stock ownership guidelines that strongly promote long-term stock ownership, encourage recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board of directors. Prior to the IPO, we paid annual cash retainers of $125,000, payable quarterly in arrears, to Messrs. Ammerman, Massey and Quella with respect to their service on the board. In addition, Mr. Ammerman received an additional retainer of $50,000 for his service as Chair of our audit committee. None of our other directors received compensation for their service on our board.

In connection with our IPO, the board approved the acceleration of vesting of 1,342,909 common units granted to Mr. Foley as profits interests on March 12, 2019 so that Mr. Foley’s profits interest award is fully vested.

Shortly following the IPO, the compensation committee re-evaluated the compensation of our directors due to the increasing responsibilities associated with being a public company. Following the IPO, all non-employee directors received an annual cash retainer of $75,000, payable quarterly and prorated for the portion of the year during which we were a publicly-

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traded company. In recognition of their leadership through the Take-Private Transaction, our transformation and the IPO and their continued leadership in 2020, Mr. Foley, our Chairman, and Mr. Chu each received an additional annual cash retainer (payable in quarterly installments) of $325,000 prorated for the portion of the year during which we were a publicly traded company. Effective January 2021, Mr. Chu’s additional retainer was reduced from $325,000 to $100,000. Our audit committee chairman received an additional annual retainer (payable in quarterly installments) of $100,000 for his service as audit committee chair prorated for the portion of the year during which we were a publicly traded company. We do not pay meeting fees to our directors.

In August 2020, our non-employee directors other than Messrs. Foley and Chu received a restricted stock award with a grant date fair value of $125,000. Messrs. Foley and Chu each received a restricted stock award with a grant date fair value of $600,000 in recognition of their leadership through the Take-Private Transaction, our transformation and the IPO and their continued leadership in 2020. Beginning in 2021, only Mr. Foley, as Chairman, will receive a $600,000 restricted stock award and Mr. Chu will receive a restricted stock award of equal value to those awarded to our other directors. The restricted stock awards vest on the first anniversary of the date of grant, subject to continued service.

We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs they attend relating to their service on our board of directors.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2020.

NAME	FEES EARNED OR PAIDIN CASH ($)(1)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(3)	TOTAL ($)
William P. Foley II	200,000	600,003	10,788,752	11,588,754
Douglas K. Ammerman	175,000	125,004	–	300,004
Chinh E. Chu	200,000	600,003	10,788,752	11,588,754
Thomas M. Hagerty	37,500	125,004	–	162,504
Richard N. Massey	100,000	125,004	–	225,004
James A. Quella	100,000	125,004	–	225,004
Ganesh B. Rao	37,500	125,004	–	162,504
Keith J. Jackson	29,024	125,004	–	154,028

(1)	Amounts include the cash portion of annual board and committee retainers earned for service as a director in 2020. The amount for Keith Jackson was pro-rated based on his August 12, 2020 start date.

(2)	Amounts shown for all directors represent the grant date fair value of a restricted stock award granted on August 12, 2020. All amounts are computed in accordance with ASC Topic 718. The awards vest in full one year from grant date. The grant date fair value of the awards is based on a per share grant date fair value of $25.87. As of December 31, 2020, the number of restricted stock awards outstanding for each director were as follows: Mr. Foley 23,193; Mr. Ammerman 4,832; Mr. Chu 23,193; Hagerty 4,832; Mr. Massey 4,832; Mr. Quella 4,832; Mr. Rao 4,832; and Mr. Jackson 4,832.

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(3)	Amounts shown represent the aggregate grant date fair value of the options to purchase shares of our common stock granted to Messrs. Foley and Chu on June 30, 2020 in connection with our IPO under our 2020 Omnibus Incentive Plan. All amounts are computed in accordance with ASC Topic 718. As of December 31, 2020, the number of outstanding option awards for each director were as follows: Mr. Foley 2,080,000; and Mr. Chu 2,080,000.

Proposal No. 2: Advisory Vote on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) and Rule 14a 21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Our compensation committee believes it is important to reward our executives for strong performance and to structure our executive compensation programs in a manner designed to drive continued execution of our strategic objectives, with a particular focus on long- term results, growth and profitability, as well as execution of the cost savings objectives set by the Investor Consortium following the Take-Private Transaction. At the same time, our compensation committee believes it is important to discincentivize our executives from taking unnecessary risks. We believe that our compensation programs promote our success and lead to better financial results, which, in turn, result in better returns for our shareholders.

As described in detail in our “Compensation Discussion and Analysis,” our Company takes a proactive approach to compensation governance. The compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices, and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. We are also committed to hearing and responding to the views of our shareholders.

We ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2021 proxy statement, the 2020 Summary Compensation Table and the other relate tables and disclosure.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an

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advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

Proposal No. 3: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our shareholders to cast a non-binding advisory vote on whether future advisory votes to approve the compensation paid to our named executive officers (commonly referred to as a “say-on-pay vote”) should be held annually, biennially or triennially.

Our board believes that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. Our executive compensation program is designed to support long-term value creation. While we believe that many of our shareholders think that the effectiveness of such programs cannot be adequately evaluated on an annual basis, the board believes that at present it should receive advisory input from our shareholders each year. The board believes that allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year is a good corporate governance practice that is consistent with holding the board of directors accountable to our shareholders and is in the best interests of our shareholders.

Shareholders may vote on their preferred voting frequency by selecting the option of One Year, Two Years, Three Years or Abstain on the proxy card when voting on this Proposal No. 3. Please note that when casting a vote on this proposal, shareholders will not be voting to approve or disapprove the board’s recommendation.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

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The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the shareholder-approved frequency selection for the advisory vote on executive compensation. However, because this vote is advisory and not binding on the board or the Company, the board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the most votes cast by our shareholders.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR A FREQUENCY PERIOD OF “ANNUAL” (EVERY ONE YEAR) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information about KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC’s rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

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Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2021 fiscal year. KPMG LLP has continuously acted as the independent registered public accounting firm for the Company commencing with the fiscal year ended December 31, 2019.

For services rendered to us during or in connection with our years ended December 31, 2020 and 2019, we were billed the following fees by KPMG LLP:

	2020	2019
	(IN THOUSANDS)
Audit Fees	$3,377	2,821
Audit Related Fees	$120	–
Tax Fees	$311	13
All Other Fees	–	–

Prior to engaging KPMG LLP, PricewaterhouseCoopers LLP served as our independent registered public accounting firm. For services rendered to us during or in connection with our year ended December 31, 2019, we were billed the following fees by PricewaterhouseCoopers LLP:

2019
(IN THOUSANDS)
Audit Fees	$1,786
Audit Related Fees	131
Tax Fees	161
All Other Fees	–

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2020 and 2019 consolidated financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit Related Fees. Audit related fees consisted principally of fees for Service Organization Control Attestations, including billings for out of pocket expenses incurred.

Tax Fees. Tax fees consisted of tax consulting and compliance services.

All Other Services. The Company did not incur any other fees in 2020 or 2019.

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Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre- approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee.

Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR.

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SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class. Percentages in the table reflect the percent of common shares held by each shareholder.

NAME	SHARES BENEFICIALLY OWNED (1)	PERCENT OF TOTAL CLASS (2)
Thomas H. Lee Partners, LP 100 Federal Street, Boston, MA 02110	103,819,610	24.1%
Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, NV 89134	76,616,315	17.8%
Black Knight, Inc. 601 Riverside Avenue, Jacksonville, FL 32204	54,849,970	12.7%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	31,209,200	7.2%

(1)	Amounts are based on information publicly filed with the SEC as of December 31, 2020.

(2)	Applicable percentages based on 431,438,527 shares of our common stock outstanding as of April 20, 2021.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	All of our executive officers and directors as a group.

Percentages in the following table reflect the percent of our common shares outstanding as of April 20, 2021. The mailing address of each director and executive officer shown in the table below is c/o Dun & Bradstreet Holdings, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078.

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NAME	NUMBER OF SHARES	NUMBER OF VESTED OPTIONS(1)	TOTAL	PERCENT OF SHARES (2)
Douglas K. Ammerman	21,812	–	21,812	*
Chinh E. Chu(3)	11,159,276	2,080,000	13,239,276	3.1%
Stephen C. Daffron(4)	3,662,071	–	3,662,071	*
William P. Foley, II(5)	12,674,461	2,080,000	14,754,461	3.4%
Thomas M. Hagerty(6)	10,512	–	10,512	*
Brian T. Hipsher	639,818	–	639,818	*
Anthony M. Jabbour(7)	5,008,000	–	5,008,000	1.2%
Keith J. Jackson	10,512	–	10,512	*
Richard N. Massey(8)	1,450,120	–	1,450,120	*
James A. Quella	1,084,601	–	1,084,601	*
Ganesh B. Rao(6)	10,512	–	10,512	*
Joe A. Reinhardt, III	705,067	–	705,067	*
All directors and officers (12 persons)	36,436,762	4,160,000	40,596,762	9.3%

*Represents less than 1% of our common stock.

(1)	Includes options vesting within 60 days of the record date.

(2)	Applicable percentages based on 431,438,527 shares of our common stock outstanding as of April 20, 2021 plus vested options held by the individual.

(3)	Includes 11,130,403 shares held by CC Star Holdings, LP of which Mr. Chu may be deemed the beneficial owner.

(4)	Includes 267,922 shares held by the Daffron Family Trust.

(5)	Includes 10,609,644 shares held by Bilcar, LLC.

(6)	Shares held by Messrs. Hagerty and Rao as directors are held for the benefit of funds affiliated with Thomas H. Lee Partners, L.P.

(7)	Includes 415,802 shares held by the Anthony M. Jabbour Living Trust, 200,000 shares held by the Anthony M. Jabbour 2019 Dynasty Trust, and 80,900 shares held by the Anthony M. Jabbour 2021 Grantor Retained Annuity Trust.

(8)	Includes 1,339,608 shares held by Star Parent 2019-1, LLC of which Mr. Massey may be deemed the beneficial owner.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2020 about our common stock which may be issued under our equity compensation plans:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)(1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)(2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))(C)(3)
Equity compensation plans approved by security holders	7,936,048	$22.00	31,647,101
Equity compensation plans not approved by security holders	–	–	–
Total	7,936,048	$22.00	31,647,101

(1)	Consists of options to purchase 7,650,000 shares of our common stock and restricted stock units with respects to 286,048 shares of our common stock. This amount does not include 416,851 outstanding shares of restricted common stock.

(2)	Does not reflect the restricted stock units included in column (a) because these awards have no exercise price.

(3)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, under the 2020 Omnibus Incentive Plan, shares of our common stock may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other equity-based awards.

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CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Certain of our directors and executive officers have relationships with the Investor Consortium. Our non-executive Chairman, William P. Foley, II, also serves as non-executive Chairman of Cannae and Black Knight. Anthony M. Jabbour, our Chief Executive Officer and a director, also serves as Chief Executive Officer and a director of Black Knight. Dr. Stephen C. Daffron, our President, is a co-founder and an Industry Partner of Motive Partners, which invested in Star Parent in connection with the Take-Private Transaction. Richard N. Massey, a member of our board of directors, serves as Chief Executive Officer and a director of Cannae. Messrs. Foley and Massey also serve as Senior Managing Directors of and hold equity interests in, and Mr. Foley is the managing member of Trasimene Capital Management, LLC (Trasimene). Certain other key employees have dual responsibilities among the Investor Consortium.

Transactions Related to the Initial Public Offering

Concurrent Private Placement

Immediately subsequent to the closing of the IPO, a subsidiary of Cannae Holdings, a subsidiary of Black Knight and affiliates of CC Capital purchased from us in a private placement $200.0 million, $100.0 million and $100.0 million, respectively, of our common stock at a price per share equal to 98.5% of the IPO price, or $21.67 per share. We issued 18,458,700 shares of common stock in connection with the private placement. The sale of these shares to Cannae, Black Knight and CC Capital was not registered. The Registration Rights Agreement described below applies to any shares acquired in the concurrent private placement.

Registration Rights Agreement

In connection with the IPO and the concurrent private placement, we entered into a registration rights agreement with the Investor Consortium (the Registration Rights Agreement). This agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register shares of our common stock that they hold directly or hold indirectly through Star Parent. The agreement will also provide that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

Letter Agreement Regarding Voting

In connection with the IPO, the Investment Consortium, including Bilcar, LLC, Black Knight, Cannae, CC Capital and THL, entered into a letter agreement. Pursuant to the letter agreement, the parties thereto agreed for a period of three years to vote all of their respective shares in all matters related to the election of directors, including to elect five individuals to our board of directors: Messrs. Foley, Chu, Massey, Hagerty and Rao.

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Other Payments in Connection with the IPO

On February 8, 2019, in connection with the Take-Private Transaction, we entered into a services agreement with MVB Management, LLC (MVB), an entity affiliated with William P. Foley, II and Chinh E. Chu, and THL Managers VIII, LLC (THL Managers). Under the services agreement, prior to the IPO we were required to reimburse the reasonable and documented out-of-pocket expenses incurred by MVB and THL Managers in performing the ongoing services. The reimbursement provision terminated following the IPO. All other provisions of the services agreement continue to be in effect. In 2020, we paid a fee of $2.5 million to each of THL Managers, Bilcar, and CC Star Holdings, LP, for an aggregate fee of $7.5 million, for services provided under the services agreement in connection with the IPO.

In connection with the IPO, Mr. Foley and Mr. Chinh, as the Originating Sponsors, agreed to waive certain anti-dilution rights they had pursuant to the Star Parent Partnership Agreement and terminate such provision in the Star Parent Partnership Agreement. In exchange for such waiver and termination, we paid $30.0 million to the Originating Sponsors with a portion of the proceeds from the IPO.

In connection with IPO and under the 2020 Omnibus Incentive Plan, we granted to each of Mr. Foley and Mr. Chu options to purchase 2,080,000 shares of our common stock at an exercise price equal to $22.00 per share, the initial public offering price. The grant date fair value of these awards is reported in our Director Compensation table and related disclosure above.

Other Transactions

We entered into a five-year lease agreement with Motive Partners in 2019 related to the office space for our London sales office starting August 1, 2019. Total payments over the five-year lease term aggregate to approximately $1.0 million. In December 2019, we entered into a one- year lease agreement with Motive Partners for operations in New York starting January 1, 2020. Total payments over the one-year lease term aggregate to approximately $0.2 million.

On January 1, 2020, we entered into a services agreement with Trasimene, pursuant to which Trasimene may provide us and our subsidiaries with ongoing assistance in connection with evaluating, negotiating, documenting and closing various merger, acquisition, divesture, debt and equity financing and strategic corporate transactions. In the case of a merger, acquisition or divestiture, the transaction fee will be equal to 1.0% of the transaction value. In the case of a debt or equity financing, the transaction fee will be an amount mutually agreed upon between us and Trasimene. In consideration for such services, we have agreed to pay Trasimene an annual fee of $120,000, which will be credited against any transaction fee earned by Trasimene under the services agreement, plus reimbursement of reasonable expenses. The initial term of the services agreement expires on January 1, 2023 and will automatically renew for additional one-year terms thereafter unless terminated by either party. During the period from January 1, 2020 through December 31, 2020, we incurred costs of approximately $0.4 million for transaction fees and the reimbursement of expenses to Trasimene.

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Audit Committee Approval

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any client, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

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With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semiannually to the audit committee for its review.

Under SEC rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction.

If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a) and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2020. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2020 other than Messrs. Foley and Chu, who each filed a report late due to an administrative error.

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SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2022 must be received by the Company no later than December 30, 2021. Any other proposal that a shareholder wishes to bring before the 2022 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 30, 2021. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 101 JFK Parkway, Short Hills, New Jersey 07078. The persons designated as proxies by the Company in connection with the 2022 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

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AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Dun & Bradstreet Holdings, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Anthony M. Jabbour

Chief Executive Officer

Dated: April 29, 2021

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APPENDIX A

NON-GAAP FINANCIAL MEASURES

This proxy statement contains non-GAAP financial measures, including Adjusted Revenues and Adjusted EBITDA. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles (GAAP). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company.

These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

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DUN & BRADSTREET HOLDINGS, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (In millions) (Unaudited)

RECONCILIATION OF REVENUES TO ADJUSTED REVENUES

	SUCCESSOR		PREDECESSOR	PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 2019	COMBINED PRO FORMA FOR THE YEAR ENDED DECEMBER 31, 2019
	YEAR ENDED DECEMBER 31, 2020	PERIOD FROM JANUARY 1 TO DECEMBER 31, 2019	PERIOD FROM JANUARY 1 TO FEBRUARY 7, 2019
GAAP Revenue	$1,738.1	$1,413.9	$178.7	$(16.0)	$1,576.6
International lag adjustment	–	–	25.9	–	25.9
Adjusted revenue (a)	1,738.1	1,413.9	204.6	(16.0)	1,602.5
Foreign currency impact	6.9	7.9	1.0	–	8.9
Adjusted revenue before the effect of foreign currency	1,745.0	1,421.8	205.6	(16.0)	1,611.4
Deferred revenue purchase accounting adjustments	21.1	138.9	–	16.0	154.9
Adjusted revenue for internal compensation	$1,766.1	$1,560.7	$205.6	$ –	$1,766.3

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RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	SUCCESSOR		PREDECESSOR	PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 2019	COMBINED PRO FORMA FOR THE YEAR ENDED DECEMBER 31, 2019
	YEAR ENDED DECEMBER 31, 2020	PERIOD FROM JANUARY 1 TO DECEMBER 31, 2019	PERIOD FROM JANUARY 1 TO FEBRUARY 7, 2019
GAAP Net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (Successor) / Dun & Bradstreet Corporation (Predecessor)	$ (175.6)	$ (674.0)	$ (75.6)	$150.7	$ (598.9)
Depreciation and amortization	536.9	482.4	11.1	45.1	538.6
Interest expense - net	270.3	301.1	5.2	29.7	336.0
(Benefit) provision for income tax - net	(110.5)	(118.2)	(27.5)	47.2	(98.5)
EBITDA	521.1	(8.7)	(86.8)	272.7	177.2
Other income (expense) - net	12.0	154.8	86.0	(89.5)	151.3
Equity in net income of affiliates	(2.3)	(4.2)	(0.5)	–	(4.7)
Net income (loss) attributable to non-controlling interest	5.0	6.5	0.8	–	7.3
Dividends allocated to preferred stockholders	64.1	114.0	–	13.7	127.7
International lag adjustment	–	–	2.7	–	2.7
Other incremental or reduced expenses from the application of purchase accounting	(18.8)	(20.7)	–	(3.1)	(23.8)
Equity-based compensation	45.1	11.7	11.7	(10.4)	13.0
Restructuring charges	34.8	51.8	0.1	–	51.9
Merger and acquisition- related operating costs	14.1	156.0	52.0	(199.4)	8.6
Transition costs	31.9	37.7	0.3	–	38.0
Legal expense associated with significant legal and regulatory matters	3.9	(0.2)	–	–	(0.2)
Asset impairment	4.5	3.4	–	–	3.4
Impact of public company costs	4.9	–	–	–	–
Deferred revenue purchase accounting adjustment	21.1	138.9	–	16.0	154.9
Adjusted EBITDA for internal compensation purposes	$741.4	$641.0	$66.3	$ –	$707.3

81	|

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VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com DUN & BRADSTREET HOLDINGS, INC. 101 JFK PARKWAY SHORT HILLS, NJ 07078 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DNB2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D53082-P54671 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DUN & BRADSTREET HOLDINGS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR ALL for Proposal 1. All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote "FOR" Proposals 2 and 4, and to select "1 Year" or "ANNUAL" for Proposal 3. For Against Abstain Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. !!! 1 Year 2 Years 3 Years Abstain Selection, on a non-binding advisory basis, of the frequency (annual or "1 Year", biennial or "2 Years", triennial or "3 Years") with which we solicit future non-binding advisory votes on the compensation paid to our named executive officers. !!!! For Against Abstain Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year. !!! NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Dun & Bradstreet Holdings, Inc. Meeting Information 2021 Annual Meeting of Shareholders June 17, 2021 11:00 a.m. Eastern Time www.virtualshareholdermeeting.com/DNB2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D53083-P54671 DUN & BRADSTREET HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF DUN & BRADSTREET HOLDINGS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2021 The undersigned hereby appoints the Chief Executive Officer, Chief Legal Officer and Corporate Secretary of Dun & Bradstreet Holdings, Inc. ("Dun & Bradstreet"), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Dun & Bradstreet common stock held of record by the undersigned as of April 20, 2021, at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Time, or any adjournment or postponement thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/DNB2021. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side